EXHIBIT 2.1











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                          PURCHASE AND SALE AGREEMENT





                         DATED AS OF FEBRUARY 23, 2005



                                  BY AND AMONG

                             CM INTERMEDIARY, LLC,

                               BAGBRIDGE LIMITED

          AND, SOLELY WITH RESPECT TO SECTION 10.14 OF THIS AGREEMENT,

                           CROWN MEDIA HOLDINGS, INC.








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                               TABLE OF CONTENTS

                                                                          PAGE


ARTICLE 1   CERTAIN DEFINITIONS................................................2

ARTICLE 2   PURCHASE PRICE AND PAYMENT........................................13
      2.1   Purchase Price....................................................13
      2.2   Allocation of Purchase Price......................................14
      2.3   Post-Closing Purchase Price Adjustment............................14
      2.4   Sales Tax.........................................................18

ARTICLE 3   REPRESENTATIONS AND WARRANTIES OF SELLER..........................18
      3.1   Organization and Qualification....................................18
      3.2   Subsidiaries......................................................19
      3.3   Authorization and Validity of Agreement...........................19
      3.4   Capitalization....................................................19
      3.5   Financial Statements..............................................20
      3.6   No Violation; Consents and Approvals..............................20
      3.7   Absence of Certain Changes or Events..............................21
      3.8   Legal Proceedings.................................................22
      3.9   Compliance with Applicable Laws and Permits.......................22
      3.10  No Undisclosed Liabilities........................................23
      3.11  Taxes.............................................................24
      3.12  Employee Matters..................................................25
      3.13  United Kingdom Pensions...........................................29
      3.14  Contracts.........................................................30
      3.15  Title to Properties...............................................31
      3.16  Intellectual Property Rights......................................32
      3.17  Subscribers and Suppliers of Programming..........................33
      3.18  Brokers...........................................................33
      3.19  Insolvency........................................................33
      3.20  Machinery, Vehicles and Equipment.................................33
      3.21  Debts.............................................................34
      3.22  Insurance.........................................................34
      3.23  Information Technology............................................34
      3.24  Financial.........................................................34

ARTICLE 4   REPRESENTATIONS AND WARRANTIES OF BUYER...........................35
      4.1   Organization and Qualification....................................35
      4.2   Authorization and Validity of Agreement...........................35
      4.3   No Violation; Consents and Approvals..............................36
      4.4   Legal Proceedings.................................................36
      4.5   Investment Purpose................................................36
      4.6   Available Funds...................................................36


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ARTICLE 5   COVENANTS.........................................................37
      5.1   Access to Information.............................................37
      5.2   Information.......................................................37
      5.3   Operations in the Ordinary Course of Business.....................38
      5.4   Forbearance by Seller.............................................38
      5.5   Notification of Claims............................................40
      5.6   Regulatory Consents, Authorizations, etc..........................41
      5.7   No Inconsistent Action; Financial Assistance......................42
      5.8   Employee Matters..................................................42
      5.9   Third Party Consents..............................................45
      5.10  Distributions.....................................................46
      5.11  No Additional Representations.....................................46
      5.12  Updating Schedules................................................46
      5.13  Financing Commitments.............................................47
      5.14  Additional Agreements.............................................47
      5.15  Tax Matters.......................................................52
      5.16  Post-Closing Withholding Obligations..............................56
      5.17  Confidentiality...................................................57
      5.18  Indemnity.........................................................57
      5.19  Voting; Subsidiary Interests......................................57

ARTICLE 6   CONDITIONS TO CLOSING.............................................58
      6.1   Conditions of Each Party's Obligation to Close....................58
      6.2   Conditions to Buyer's Obligation to Close.........................59
      6.3   Conditions to Seller's Obligation to Close........................60
      6.4   Undertakings......................................................60

ARTICLE 7   THE CLOSING.......................................................61
      7.1   Time and Location of Closing......................................61
      7.2   Actions by Seller at Closing......................................61
      7.3   Resolutions.......................................................63
      7.4   Actions by Buyer at Closing.......................................63

ARTICLE 8   INDEMNIFICATION...................................................63
      8.1   Indemnification by Seller.........................................63
      8.2   Indemnification by Buyer..........................................64
      8.3   Defense of Claims.................................................64
      8.4   Survival of Representations and Warranties........................65
      8.5   Limitation on Rights..............................................65
      8.6   Indemnity Payments................................................67

ARTICLE 9   PROTECTION OF GOODWILL............................................67

ARTICLE 10  GENERAL PROVISIONS................................................68
      10.1  Further Assurances................................................68
      10.2  Termination.......................................................68
      10.3  Arbitration.......................................................69


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      10.4  Successors and Assigns............................................70
      10.5  No Waiver.........................................................70
      10.6  Entire Agreement; Amendments......................................71
      10.7  Notices...........................................................71
      10.8  Governing Law.....................................................72
      10.9  Publicity.........................................................72
      10.10 Section Headings..................................................72
      10.11 Severability......................................................72
      10.12 No Third-Party Beneficiaries......................................73
      10.13 Counterparts......................................................73
      10.14 Guarantee.........................................................73
      10.15 No Set-Off........................................................75


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Schedules
      Seller Disclosure Schedules
      Buyer Disclosure Schedules

Exhibits
      Exhibit A      Form of Transition Services Agreement
      Exhibit B      Form of NOC Agreement
      Exhibit C      Form of Amendment to the Amended and Restated
                        Program License Agreement
      Exhibit D      Form of Trademark License Agreement
      Exhibit E      Form of Assignment and Assumption Agreement
      Exhibit F      Form of Lease Guaranty Novation Agreement
      Exhibit G      Form of KSE Media Novation Agreement
      Exhibit H      Form of Universal Programming Novation Agreement
      Exhibit I      Form of Guaranty and Indemnity Agreement
      Exhibit J      Form of Transponder/Uplink Services Agreement
      Exhibit K      Form of Library Services Continuation Agreement
      Exhibit L      Form of Director Resignation Letters
      Exhibit M      Illustration of the Calculation of Net Capital

Annexes
      Annex A        Debt Commitment Letter
      Annex B        Equity Financing Commitment Letters


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            THIS PURCHASE AND SALE AGREEMENT is made and entered into as of
February 23, 2005 by and among CM Intermediary, LLC, a Delaware limited liability company ("SELLER"), Bagbridge Limited (No. 5325383), a company registered in England and Wales ("BUYER"), and, solely with respect to
Section 10.14 of this Agreement, Crown Media Holdings, Inc., a Delaware corporation ("HOLDINGS").

            WHEREAS, Seller owns all of the outstanding CMI Membership Interests (as defined below) and owns all of the outstanding CEL Shares (as defined below); and

            WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell, assign, transfer and convey to Buyer, the CMI Membership Interests and the CEL Shares on the terms and conditions set forth herein.

            NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE 1

                             CERTAIN DEFINITIONS

      Capitalized terms not otherwise defined herein shall have the following meanings when used in this Agreement:

          1.1 "2002 ACT" shall be as defined in Section 6.1(c).

          1.2 "ADDITIONAL CONSIDERATION" shall be as defined in Section 2.3(c).

          1.3 "AFFILIATE" shall mean with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

          1.4 "AFFILIATION AGREEMENT" shall mean any contract, agreement or other arrangement for or relating to programming on CMI's and/or CEL's television channels, whether or not for a fee or other consideration.

          1.5 "AGREEMENT" shall mean this Purchase and Sale Agreement as amended and modified from time to time in accordance with Section 10.6.

          1.6 "AMENDED PROGRAM LICENSE AGREEMENT" shall mean the Amended and Restated Program License Agreement to be entered into between Hallmark Entertainment Distribution, LLC and Buyer or Buyer's nominee substantially in the form attached as Exhibit C.

          1.7 "APSTAR-IIR AGREEMENT" shall mean the APSTAR-IIR Transponder Lease Agreement, dated as of February 13, 1998, by and between APT Satellite Enterprise Limited and CMI.


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          1.8 "ASBESTOS" shall mean the fibrous silicate material in any form commonly referred to as asbestos and includes without limitation asbestos fibers and asbestos-containing materials.

          1.9 "ASSET PURCHASE AGREEMENT" shall mean an agreement as of the date hereof entered into by Crown Media Distribution, LLC, Buyer and, solely with respect to Section 10.14 thereof, Holdings, relating to rights in respect of certain theatrical films, made-for-television movies, specials, mini-series, series and other television programming outside the United States.

          1.10 "ASSIGNMENT AND ASSUMPTION AGREEMENT" shall mean the agreement to be entered into by Seller and Buyer or Buyer's nominee substantially in the form attached as Exhibit E.

          1.11 "ASSUMED LIABILITIES" shall mean any Liability that is assigned to Buyer, CMI and/or CEL pursuant to Section 5.8 (other than Retained Liabilities).

          1.12 "BALANCE SHEET" shall be as defined in Section 3.5.

          1.13 "BALANCE SHEET DATE" shall mean December 31, 2003.

          1.14 "BASE CAPITAL" shall be as defined in Section 2.3(c).

          1.15 "BENEFIT PLAN" shall mean each "employee benefit plan," as defined in Section 3(3) of ERISA (including any "multiemployer plan" as defined in Section 3(37) of ERISA) and each profit-sharing, bonus, stock option, stock purchase, stock ownership, pension, retirement, employment, retention, change in control, severance, deferred compensation, excess benefit, supplemental unemployment, post-retirement medical or life insurance, welfare or incentive plan, or sick leave, long-term disability, medical, hospitalization, life insurance, other insurance plan, or other employee benefit plan, program or arrangement, whether written or unwritten, qualified or non-qualified, funded or unfunded, maintained or contributed to by Crown Media Holdings, Inc., its Subsidiaries, Seller, CMI, CEL or any of the Subsidiaries of CMI and CEL in which current or former Subsidiary Employees or other persons who provide or have provided services to CMI, CEL or any other Subsidiaries of CMI and CEL, participate or are a party to, but excluding any Employment Agreements.

          1.16 "BT" shall mean British Telecommunications plc.

          1.17 "BUSINESS INTELLECTUAL PROPERTY" shall be as defined in Section 3.16.

          1.18 "BUYER" shall be as defined in the preamble to this Agreement.

          1.19 "BUYER CONFIDENTIAL INFORMATION" shall be as defined in Section 5.17.

          1.20 "BUYER MATERIAL ADVERSE EFFECT" shall mean any event, occurrence, fact, condition, change or effect that has a materially adverse effect on the ability of Buyer to consummate the transactions contemplated hereby or that would materially delay or prevent the Closing.


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          1.21 "BUYER'S FLEX PLAN" shall be as defined in Section 5.8(e).

          1.22 "CALCULATION STATEMENT" shall be as defined in Section 2.3(a).

          1.23 "CASH CONSIDERATION" shall be as defined in Section 2.1(a).

          1.24 "CASH EQUITY" shall be as defined in Section 4.6(b).

          1.25 "CEL" shall mean Crown Entertainment Limited, a corporation formed under the laws of England and Wales.

          1.26 "CEL SHARES" shall mean the ordinary shares, par value (pound)1.00, of CEL.

          1.27 "CLOSING" shall be as defined in Section 7.1.

          1.28 "CLOSING DATE" shall be as defined in Section 7.1.

          1.29 "CLOSING STATEMENT" shall be as defined in Section 2.3(a).

          1.30 "CM PLAN" shall mean any Benefit Plan that is sponsored, maintained or contributed to by Crown Media Holdings, Inc. and/or any of its Subsidiaries that is not a Subsidiary Plan.

          1.31 "CMI" shall mean Crown Media International, LLC, a Delaware limited liability company.

          1.32 "CMI MEMBERSHIP INTERESTS" shall mean the membership interests of CMI.

          1.33 "COBRA COVERAGE" means the health continuation coverage required by Section 601 et seq. of ERISA and Section 4980B of the Code.

          1.34 "CODE" shall mean the Internal Revenue Code of 1986, as amended.

          1.35 "COLLECTIVE BARGAINING AGREEMENTS" shall mean all collective bargaining agreements and other similar labor agreements covering Subsidiary Employees.

          1.36 "COMMITMENTS" shall be as defined in Section 4.6(b).

          1.37 "COMPANY MATERIAL ADVERSE EFFECT" shall mean any event, occurrence, fact, condition, change or effect that is materially adverse to the business, results of operations or financial condition of CMI, CEL and their Subsidiaries, taken as a whole, other than any event, occurrence, fact, condition, change or effect arising out of or relating to (a) general economic or political conditions or the securities markets in the U.S. or any country or region in which any of CMI, CEL or their Subsidiaries operate, including market fluctuations and changes in interest rates, or the internationally distributed television network industry generally, (b) changes in laws, rules, regulations or orders of any Governmental Entity, (c) any Retained Liability or (d) the announcement or consummation of this Agreement (without limiting the provisions of Section 3.6 or Section 3.12(e)) or the transactions contemplated hereby. For the avoidance of doubt, an


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event, occurrence, fact, condition, change or effect affecting only one Group
Company may be capable of being a Company Material Adverse Effect.

          1.38 "CONFIDENTIAL INFORMATION" shall mean all information relating to business, financial or other affairs (including, without limitation, future programming and distribution plans and targets and subscriber counts) that is not in the public domain.

          1.39 "CONFIDENTIAL MEMORANDUM" shall be as defined in Section 5.11.

          1.40 "CONTRACT" shall mean any note, bond, indenture, mortgage, deed of trust, contract, instrument or other agreement.

          1.41 "CONTROL" shall mean the possession, directly or indirectly, of the affirmative power to direct or cause the direction of the management and policies of a Person (whether through ownership of securities, partnership interests or other ownership interests, by contract, by membership or involvement in the board of directors, management committee or management structure of such Person, or otherwise) and "CONTROLLED" and "CONTROLLING" shall be construed accordingly.

          1.42 "CONTROLLED GROUP LIABILITY" shall mean any and all liabilities
(a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412 and 4971 of the Code or (d) arising as a result of a failure to comply with the continuation coverage requirements of Section 601 ET SEQ. of ERISA and
Section 4980B of the Code, other than such liabilities that arise solely out of, or relate solely to, the Subsidiary Plans.

          1.43 "CONTROLLING PARTY" shall be as defined in Section 5.15(f).

          1.44 "COVERED EMPLOYEES" shall be as defined in Section 5.8(e).

          1.45 "CREDIT AGREEMENT" shall mean the Credit, Security, Guaranty and Pledge Agreement, dated as of August 31, 2001, as amended, among Crown Media Holdings, Inc., the guarantors named therein, the lenders referred to therein and JPMorgan Chase Bank, as administrative agent and issuing bank for the lenders.

          1.46 "DATA ROOM" shall mean the online data room made available to Seller beginning on May 28, 2004 up to and including the date hereof, as modified and supplemented from time to time.

          1.47 "DEBT AGREEMENT" shall mean the agreement to be entered into by Buyer, ABN AMRO Bank N.V., Barclays Bank PLC, Societe Generale and others as contemplated by the Debt Commitment Letter.

          1.48 "DEBT COMMITMENT LETTER" shall be as defined in Section 4.6(a).
1.49 "DEBT FINANCING" shall be as defined in Section 4.6(a).

          1.50 "DISCLOSED SCHEMES" shall be as defined in Section 3.13(a).


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          1.51 "DISTRIBUTORS" shall be as defined in Section 3.17.

          1.52 "EMPLOYEE SHARE SCHEMES" shall be as defined in Section 3.12(g).

          1.53 "EMPLOYMENT AGREEMENT" shall mean a contract, offer letter or agreement of Crown Media Holdings, Inc., its Subsidiaries, Seller, CMI, CEL or any of the Subsidiaries of CMI and CEL with or addressed to any Subsidiary Employee pursuant to which CMI, CEL or any of the Subsidiaries of CMI and CEL has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

          1.54 "EQUITY FINANCING COMMITMENT LETTERS" shall be as defined in
Section 4.6(b).

          1.55 "EQUITY INTERESTS" shall mean any capital stock, partnership interest, membership interest, limited liability company interest or other equity interest in any Person.

          1.56 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          1.57 "ESTIMATED NET CAPITAL" shall be as defined in Section 2.3(g).

          1.58 "FINAL CALCULATION STATEMENT" shall be as defined in Section 2.3(c).

          1.59 "FINAL NET CAPITAL" shall be as defined in Section 2.3(c).

          1.60 "FINANCIAL STATEMENTS" shall be as defined in Section 3.5.

          1.61 "FINANCING" shall be as defined in Section 4.6(b).

          1.62 "FORMER SCHEME" shall be as defined in Section 3.13(a).

          1.63 "HOLDINGS" shall be as defined in the preamble to this Agreement.

          1.64 "GAAP" shall mean United States generally accepted accounting principles as in effect as of the date hereof.

          1.65 "GOVERNMENTAL ENTITY" shall mean any court, arbitrator, administrative or other governmental department, agency, commission, authority or instrumentality, domestic (including federal, state or local) or foreign, including, without limitation and for the avoidance of doubt, any Tax authority, the EC Commission, the EFTA Surveillance Authority and any national competition authority.

          1.66 "GPP" shall be as defined in Section 3.13(a).

          1.67 "GROUP" shall mean CEL and CMI and the Subsidiaries of CMI, and "GROUP COMPANY" shall mean any one of them.


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          1.68 "HIGH POINTE LEASE" shall mean the lease between, inter alia, CMI and High Pointe I Development Group LLC, dated 1 June 1998 in respect of space in the building at 6430 South Fiddler's Green Circle, Englewood, Colorado, USA.

          1.69 "HOT BIRD CONTRACT" shall mean the Contract for a Combined Uplink and Space Segment Service, dated as of December 17, 1999, as amended on March 20, 2001, by and between BT and CMI.

          1.70 "INDEBTEDNESS" shall mean the aggregate amount of indebtedness of the Group for borrowed monies, loan notes, all outstanding balances and future financial commitments related to all capital lease obligations held by the Group (or similar arrangements where the Group does not receive good title to goods until such goods have been paid for in full) other than balances and financial commitments contemplated by Section 5.14, all accrued, due and payable employee related costs (other than Taxes and other than to the extent accounted for in the Post-Closing Purchase Price Adjustment pursuant to Section 2.3) relating to Retained Employees (including, but not limited to, accrued salaries (not including bonuses) and wages, vacation and sickness days and deferred employee compensation), all dividends declared by any Group Company prior to Closing which remain unpaid as at Closing and all balances owing to Seller's Affiliated Group (other than (a) any Liability in respect of obligations reflected on the Closing Statement under the line item "License fees payable to affiliates" to the extent in respect of any Window that commenced on or after the Closing Date,
(b) the Retained Liabilities and (c) as contemplated by this Agreement, any Transaction Agreement or any of the transactions contemplated hereby or thereby) as of the Closing Date (including any accrued interest and penalties thereon and including any break fees payable in connection with the termination of such facilities at Closing), in each case as set forth in the Calculation Statement and calculated in accordance with Section 2.3 and on the basis of the accounting policies and procedures set forth in Schedule 2.3(a).

          1.71 "INDEMNIFIED BUYERS" shall be as defined in Section 8.1.

          1.72 "INDEMNIFIED CM PARTIES" shall be as defined in Section 8.2.

          1.73 "INDEPENDENT ACCOUNTANTS" shall mean any of Deloitte & Touche LLP, PricewaterhouseCoopers LLP, KPMG L.L.P. and Ernst & Young, L.L.P. mutually acceptable to Buyer and Seller, PROVIDED that if Buyer and Seller do not agree upon a mutually acceptable public accounting firm within ten days of the first date of any dispute on which any party elects to submit such dispute to the Independent Accountants in accordance with the terms of this Agreement, the New York City office of the American Arbitration Association shall choose an internationally recognized certified public accounting firm.

          1.74 "INTELLECTUAL PROPERTY" shall mean all of the (a) patents, patent applications, patent disclosures and improvements thereto, (b) trademarks, service marks, logos, trade names, domain names and corporate names and registrations and applications for registration thereof, (c) any and all other intellectual property assets of any nature whatever which may now or in the future exist in any part of the world, including, but not limited to, all marks registered in the United States Patent and Trademark Office, (d) copyrights (including, without limitation, all rights to distribute, reproduce and prepare derivative works) and


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registrations and applications for registration thereof, (e) computer software, data and documentation, (f) trade secrets, confidential business information and know-how and (g) any copies and tangible embodiments thereof (in whatever form or medium).

          1.75 "INTERIM STATEMENTS" shall be as defined in Section 3.5.

          1.76 "INVESTMENT" shall be as defined in Section 3.2.

          1.77 "LICENSE FEES" shall be as defined in Section 5.14(c).

          1.78 "LIABILITY" shall mean, with respect to any Person, any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, or guaranty of such Person of any kind, whether accrued or unaccrued, and whether or not the same is required by GAAP to be accrued on the financial statements of such Person.

          1.79 "LIBRARY SERVICES CONTINUATION AGREEMENT" shall mean the agreement to be entered into by Hallmark Distribution, LLC and Buyer or Buyer's nominee substantially in the form attached as Exhibit K.

          1.80 "LIEN" shall mean any lien, encumbrance, pledge, mortgage, charge (fixed or floating) under English law, hypothecation, right of set off, right of pre-emption, assignment by way of security, reservation of title or any other security interest, howsoever created or arising, claim under bailment or storage contract.

          1.81 "LIFE ASSURANCE PLAN" shall be as defined in Section 3.13(a).

          1.82 "LOSSES" shall be as defined in Section 8.1.

          1.83 "MATERIAL CONTRACTS" shall be as defined in Section 3.14(a).

          1.84 "MULTIEMPLOYER PLAN" means any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA that is subject to ERISA.

          1.85 "MULTIPLE EMPLOYER PLAN" shall mean a pension plan subject to ERISA that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

          1.86 "NET CAPITAL" shall be as defined in Section 2.3(d).

          1.87 "NOC AGREEMENT" shall mean the agreement to be entered into by Crown Media United States, LLC and Buyer or Buyer's nominee substantially in the form attached as Exhibit B.

          1.88 "NON-RETAINED EMPLOYEES" shall be as defined in Section 5.8(a).

          1.89 "NOTICE OF DISAGREEMENT" shall be as defined in Section 2.3(b).

          1.90 "NOVATION AGREEMENTS" shall be as defined in Section 5.14(a).


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          1.91 "OUTSIDE DATE" shall be as defined in Section 6.4.

          1.92 "OVERRIDING INTERESTS" shall mean such matters as are overriding interests for the purposes of the UK Land Registration Act 2002.

          1.93 "PAS-9 AGREEMENT" shall mean the Full-Time Transponder Lease Agreement (Pre-Launch), dated as of April 7, 2000, by and between PanAmSat International Systems, Inc. and CMI.

          1.94 "PERFORMING RIGHTS SOCIETY" shall be as defined in Section
3.9(c).

          1.95 "PERMIT" shall mean a material permit, license, consent, approval, certificate, qualification, registration or other authorization or a filing of a notification report or assessment necessary in any jurisdiction for the operation of each Group Company's business, its ownership, possession, occupation or use of its assets, each as currently conducted.

          1.96 "PERMITTED LIENS" shall mean (a) Liens for taxes or governmental assessments, charges or claims the payment of which is not yet due, or for taxes the validity of which are being contested in good faith; (b) Liens of carriers, warehousemen, mechanics, materialmen and other similar persons and other Liens imposed by applicable law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith exerciseable against Seller; and (c) Liens securing executory obligations under any lease that constitutes an "operating lease" under generally accepted accounting principles.

          1.97 "PERSON" shall mean an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Entity.

          1.98 "POLICIES" shall be as defined in Section 3.22.

          1.99 "POST-CLOSING PERIOD" shall mean any taxable period beginning after the Closing Date.

          1.100 "PRE-CLOSING PERIOD" shall mean any taxable period ending on or before the Closing Date.

          1.101 "PROGRAM LICENSE AGREEMENT" shall mean the Amended and Restated Program License Agreement, dated as of January 1, 2001, by and between Hallmark Distribution LLC and CMI.

          1.102 "PROGRAMMING AGREEMENTS" shall mean any contract, agreement or other arrangement pursuant to which CMI or CEL acquires license rights to programming outside the United States.

          1.103 "PROPERTIES" means the leasehold properties listed in Schedule 3.15(b), and "PROPERTY" shall mean any one of them.

          1.104 "PURCHASE PRICE" shall be as defined in Section 2.1.


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          1.105 "PURCHASED INTERESTS" shall mean all the outstanding CMI
Membership Interests and CEL Shares.

          1.106 "RECEIVING PARTY" shall be as defined in Section 5.17.

          1.107 "REDUCTION AMOUNT" shall be as defined in Section 2.1(e).

          1.108 "RELATED PARTY" shall be as defined in Section 5.17.

          1.109 "REFUND" shall be as defined in Section 2.3(c).

          1.110 "REGULATION" shall be as defined in Section 5.6.

          1.111 "RELEVANT BENEFITS" shall be as defined in Section 3.13(a).

          1.112 "RETAINED ASSETS" shall mean those assets (a) set forth on
Schedule 1.112 and (b) reflected on the Closing Statement under the line item "Receivable from Hallmark affiliate."

          1.113 "RETAINED EMPLOYEES" shall be as defined in Section 5.8(a).

          1.114 "RETAINED LIABILITIES" shall mean (a) any Liability that is assigned to Seller pursuant to Section 5.8, (b) any Liability set forth on
Schedule 1.114, (c) any Liability arising out of or in connection with the claims described in the section heading "Pending Negotiations and/or Disputes" in Schedule 3.9(c), (d) any Liability in respect of obligations reflected on the Closing Statement under the line item "License fees payable to affiliates" solely to the extent in respect of any Window under the Amended Program License Agreement that commenced on or before the Closing Date (assuming that the Amended Program License Agreement had been effective prior to the Closing Date); PROVIDED, that such Liabilities shall not be in excess of or otherwise different than those that would have been payable under the Program License Agreement had the Program License Agreement continued in effect in accordance with its current terms in effect as of the date hereof), (e) any Liability in respect of obligations reflected on the Closing Statement under the line item "Payable to Hallmark affiliates" and (f) any Liability in respect of obligations reflected on the Closing Statement under the line item "Note payable to third party"; PROVIDED that in no event shall Retained Liabilities include any Liability for or relating to Taxes or any Liabilities included in the Post-Closing Purchase Price Adjustment calculated in accordance with Section 2.3.

          1.115 "REVISED CALCULATION STATEMENT" shall be as defined in Section 2.3(b).

          1.116 "RIGHTS" shall be as defined in Section 3.4(b).

          1.117 "SECTION 5.4 FAILURE" shall be as defined in Section 5.4.

          1.118 "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

          1.119 "SELLER" shall be as defined in the preamble to this Agreement.

          1.120 "SELLER CONFIDENTIAL INFORMATION" shall be as defined in Section 5.17.

          1.121 "SELLER DISCLOSURE SCHEDULE" shall mean the schedules of Seller attached hereto.

          1.122 "SELLER SAVINGS PLAN" shall be as defined in Section 3.12(c).

          1.123 "SELLER'S AFFILIATED GROUP" shall mean Seller's Group together with Hallmark Cards, Inc. and its Affiliates (other than CMI, CEL or any of their Subsidiaries).

          1.124 "SELLER'S FLEX PLAN" shall be as defined in Section 5.8(e).

          1.125 "SELLER'S GROUP" shall mean Seller and its Subsidiaries together with Crown Media Holdings, Inc. and its Subsidiaries (other than CMI, CEL or any of their Subsidiaries).

          1.126 "SELLER'S INDEMNIFICATION CLAIM" shall be as defined in Section 8.1.

          1.127 "SELLER'S KNOWLEDGE" shall mean the actual knowledge of David J. Evans, Russel H. Givens, Jr., William J. Aliber, Charles L. Stanford, Jeffery Henry, Richard Buchanan, Eduardo Vera, Terrance Yau, Mark Thompson, Peter Lamberti or Leslie Park and the knowledge that any of these individuals would have had if they had made reasonable inquiry in connection with the (a) normal performance of their respective duties and (b) sale of the Purchased Interests.

          1.128 "SERVICE PROVIDER AGREEMENT" shall mean any Employment Agreement and any other Contract pursuant to which any individual who is not an employee of an Affiliate of CEL or CMI or their Subsidiaries directly or indirectly provides services to any Group Company (other than any such individual who, in addition to providing services to any Group Company, provides services to at least one other Person that is not affiliated with the Group Companies).

          1.129 "SEVERANCE BENEFITS" shall mean any and all Liabilities in respect of severance, redundancy and similar pay and benefits, salary continuation and any other liabilities, costs, claims, demands, expenses and obligations relating to the termination or alleged termination of employment, whether arising under an Employment Agreement, Collective Bargaining Agreement, a Benefit Plan, applicable law or otherwise.

          1.130 SOFTWARE ARRANGEMENTS" shall mean those arrangements set forth on Schedule 1.130.

          1.131 "STATEMENT OF OPERATIONS" shall be as defined in Section 3.5.

          1.132 "STRADDLE PERIOD" shall mean any taxable period beginning on or before and ending after the Closing Date.

          1.133 "SUBSIDIARY" of any Person means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the

Board of Directors or other Persons performing similar functions are at the time directly or indirectly owned or Controlled by such Person or one or more Subsidiaries of such Person.

          1.134 "SUBSIDIARY EMPLOYEE" shall mean any individual employed by CMI, CEL or any of their respective Subsidiaries as of the time in question, whether actively at work or on approved leave of absence.

          1.135 "SUBSIDIARY SERVICE PROVIDER" shall be as defined in Section 3.12(f).

          1.136 "SUBSIDIARY PLAN" shall mean any Benefit Plan that is sponsored solely by CMI, CEL and/or their respective Subsidiaries or is maintained solely for the benefit of Subsidiary Employees.

          1.137 "SUBSTANTIAL DISTRIBUTORS" shall mean parties to Affiliation Agreements providing for payments in excess of $100,000 annually.

          1.138 "SUBSTANTIAL PROGRAM SUPPLIERS" shall mean parties to Programming Agreements involving license fees in excess of $250,000 annually.

          1.139 "SYSTEMS" shall mean all computer hardware (including peripheral devices), printers, photocopiers, scanners, telecommunication equipment, microprocessors or software and computer networks (other than public networks).

          1.140 "TAX CONTEST" shall be as defined in Section 5.15(f).

          1.141 "TAX RETURN" and "TAX RETURNS" shall be as defined in Section 3.11(c).

          1.142 "TAX" and "TAXES" shall be as defined in Section 3.11(c).

          1.143 "TERRITORY" shall be as defined in Section 9.1(a).

          1.144 "TITLE COMPANY" shall be as defined in Section 7.2(p).

          1.145 "TRADEMARK LICENSE AGREEMENT" shall mean the agreement to be entered into by Hallmark Cards, Inc. and Buyer or Buyer's nominee substantially in the form attached as Exhibit D.

          1.146 "TRANSACTION AGREEMENTS" shall mean the Asset Purchase Agreement, the NOC Agreement, the Transition Services Agreement, the Trademark License Agreement, the Amended Program License Agreement, the Transponder/Uplink Agreement and the Library Services Continuation Agreement.

          1.147 "TRANSFER REGULATIONS" shall mean the Transfer of Undertakings (Protection of Employment) Regulations 1981 enacted in the United Kingdom.

          1.148 "TRANSFERRED ACCOUNT BALANCES" shall be as defined in Section 5.8(e).

          1.149 "TRANSITION SERVICES AGREEMENT" shall mean the agreement to be entered into by Seller and Buyer or Buyer's nominee substantially in the form attached as Exhibit A.

          1.150 "TRANSPONDER/UPLINK AGREEMENT" shall mean the agreement to be entered into by Seller and Buyer or Buyer's nominee substantially in the form attached as Exhibit J.

          1.151 "TREASURY REGULATIONS" shall mean the U.S. Treasury Department regulations promulgated under the Code.

          1.152 "WELFARE BENEFITS" shall mean employee benefits of the type described in Section 3(1) of ERISA (whether or not covered by ERISA), other than Severance Benefits.

          1.153 "WINDOW" shall be as defined in the Amended Program License Agreement.

          1.154 References to any United States or English legislation or legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than the United States or England (as the case may be) be deemed to include what most nearly approximates in that jurisdiction to the United States or English legislation or term (as the case may be). All laws, statutes, ordinances, rules, regulations and orders referred to herein shall be deemed to refer to provisions under the laws of the United States unless expressly stated otherwise.

                                   ARTICLE 2

                          PURCHASE PRICE AND PAYMENT

          2.1 PURCHASE PRICE. Upon the terms and subject to conditions set forth in this Agreement, at Closing Seller shall sell, assign, grant, convey and deliver to Buyer or Buyer's nominee, and Buyer or Buyer's nominee shall acquire, or procure the acquisition by such nominee of, from Seller with effect from Closing and free and clear from any Lien, together with all accrued benefits and rights attached thereto, all of its right, title and interest in and to the Purchased Interests. The full and complete consideration for the Purchased Interests shall be as follows (which amount shall be subject to adjustment as set forth in this Article 2) (the "PURCHASE PRICE"):

          (a) At Closing, Buyer shall pay or procure the payment to Seller of $62 (Sixty-Two) million (the "CASH CONSIDERATION") (subject to adjustment pursuant to Section 2.1(e)) in United States dollars by wire transfer of immediately available funds to such account of Seller as Seller shall direct for the purchase of the CMI Membership Interests and the CEL Shares.

          (b) At Closing, Buyer shall assume the Assumed Liabilities pursuant to the Assignment and Assumption Agreement.

          (c) Seller waives or agrees to procure the waiver of any rights or restrictions conferred upon it or any other person which may exist in relation to the Purchased Interests under the bylaws, articles of association or similar organizational documents of CEL and CMI.

          (d) Buyer shall not be obliged to complete the purchase of, and Seller shall not be obliged to complete the sale of, any of the Purchased Interests unless Seller completes the sale of, and Buyer completes the purchase of, all of the Purchased Interests simultaneously in accordance with the terms and subject to the conditions of this Agreement.

          (e) In the event that the Estimated Net Capital is less than the Base Capital, the Cash Consideration payable pursuant to Section 2.1(a) shall be reduced by the amount (the "REDUCTION AMOUNT") by which the Estimated Net Capital is less than the Base Capital.

          2.2 ALLOCATION OF PURCHASE PRICE. Buyer and Seller agree to allocate the total consideration in accordance with Schedule 2.2. Buyer and Seller's Group shall (except as may be required by a "determination" within the meaning of Section 1313(a) of the Code or any similar state, local or foreign Tax law)
(i) report the allocation of the total consideration among the assets of CMI and CEL (including the assets of the Subsidiaries of CMI) in accordance with
Schedule 2.2 and (ii) act in accordance with Schedule 2.2 (x) in the preparation and filing of all Tax Returns (including filing Form 8594 with their respective federal income Tax Returns for the taxable year that includes the Closing Date and any other forms or statements required by the Code, Treasury Regulations, the Internal Revenue Service or any applicable state, local or foreign Tax authority) and (y) in the course of any Tax proceeding. Buyer and Seller shall promptly inform one another of any challenge by any Governmental Entity to
Schedule 2.2 and agree to consult and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge.

          2.3 POST-CLOSING PURCHASE PRICE ADJUSTMENT.

          (a) CLOSING STATEMENT. As promptly as practicable, but in no event later than 45 days after the Closing Date, Seller shall cause to be prepared and delivered to Buyer: (i) a combined statement with respect to the Indebtedness and asset and liability accounts of CMI and CEL and their respective Subsidiaries as of the Closing Date (the "CLOSING STATEMENT") in the format set forth in Part I of Schedule 2.3(a), certified by Seller's independent certified public accountants in the form of a review report, to have been prepared on the basis of the accounting policies and procedures set forth in Part II of Schedule 2.3(a), and (ii) a statement setting forth the calculation of Indebtedness and Net Capital based on the Closing Statement (together with the Closing Statement, the "CALCULATION STATEMENT").

          (b) DISPUTES. If Buyer in good faith disagrees with the Calculation Statement, then Buyer shall notify Seller in writing (the "NOTICE OF DISAGREEMENT") of such disagreement within 30 days after delivery of the Calculation Statement to Buyer. During such 30-day period, Buyer and its representatives shall be permitted to review during normal business hours the working papers of Seller, but not the working papers of Seller's accountants, relating to the Calculation Statement. The Notice of Disagreement shall set forth in reasonable detail the basis for the disagreement and specify the adjustments which, in its opinion, should be made to the Calculation Statement in order to comply with the requirements of this Agreement. Thereafter, Buyer and Seller shall attempt in good faith to reconcile their differences, and any resolution by them as to any disputed items shall be final, binding and conclusive on the parties and shall be evidenced by a writing signed by Buyer and Seller, including a revised Calculation Statement reflecting such resolution (a "REVISED CALCULATION STATEMENT"). If Buyer and Seller are unable to resolve the disagreement within 20 days after delivery of the Notice of Disagreement, then Buyer and Seller shall instruct the Independent Accountants to resolve the disputed items and make a determination with respect thereto, which determination shall be provided to Buyer and Seller by the Independent Accountants in a written notice, within 30 days after selection of the Independent Accountants. Buyer and Seller shall instruct the Independent Accountants to include a Revised Calculation Statement in such written notice provided by the Independent Accountants. The Independent Accountants shall, for purposes of English law, act as experts and not as arbitrators (as such terms are understood in English law) in making their determination, and such determination shall be final, binding and conclusive upon the parties hereto. The scope of such Independent Accountants' engagement (which shall not be an audit) shall be limited to the resolution of the items contained in the Notice of Disagreement and the recalculation, if any, of items in the Calculation Statement in light of such resolution. The following provisions shall apply to the Independent Accountants' determination: (i) Buyer and/or Buyer's accountants and Seller and/or Seller's accountants shall each promptly (and in any event within such time frame as reasonably enables the Independent Accountants to make their decision in accordance with the time frame set forth in this Section 2.3(b)) prepare and deliver to the Independent Accountants a written statement on the matters in dispute (together with the relevant documents); (ii) in giving their determination, the Independent Accountants shall state what adjustments (if any) are necessary to the draft Calculation Statement in respect of the matters in dispute in order to comply with the requirements of this Agreement and shall give their reasons therefor;
(iii) each of Buyer and Seller shall bear the costs and expenses of all counsel and other advisers, witnesses and employees retained by it, and the fees, costs and expenses of the Independent Accountants, if any, selected in accordance with this Section 2.3(b) will be shared equally by Buyer, on the one hand, and Seller, on the other hand.

          (c) ADJUSTMENT. The Calculation Statement, or, if one has been adopted pursuant to Section 2.3(b), the Revised Calculation Statement, shall be deemed to be final, binding and conclusive on Buyer and Seller (the "FINAL CALCULATION STATEMENT") upon the earliest of (i) the failure of Buyer to deliver to Seller the Notice of Disagreement within 30 days of Seller's delivery of the Calculation Statement to Buyer; (ii) the resolution of all disputes by Buyer and Seller, as evidenced by a Revised Calculation Statement and (iii) the resolution of all disputes by the Independent Accountants, as evidenced by the Revised Calculation Statement. As used herein, (x) "ADDITIONAL CONSIDERATION" shall mean:

          (I) the sum of (A) the amount by which the Net Capital set forth on the Final Calculation Statement (the "FINAL NET CAPITAL") exceeds $31.5 million (Thirty-One Million Five Hundred Thousand) (the "BASE CAPITAL") plus (B) the Reduction Amount, if any; PROVIDED, that in no event shall such Additional Consideration calculated pursuant to this clause (I) less the Reduction Amount, if any, exceed $1,575,000 (One Million Five Hundred Seventy-Five Thousand); or

          (II) in the event that the Final Net Capital is less than the Base Capital, and the Reduction Amount, if any, is greater than the amount equal to the amount by which the Final Net Capital is less than the Base Capital, the amount by which the Reduction Amount exceeds the amount by which the Final Net Capital is less than the Base Capital;

and (y) "REFUND" shall mean:

          (I) the positive amount equal to the difference of (A) the amount by which the Final Net Capital is less than the Base Capital minus (B) the Reduction Amount, if any; or (II) in the event that the Reduction Amount is greater than the amount equal to the amount by which the Final Net Capital is less than the Base Capital, zero.

Within five days after the Final Calculation Statement is deemed final, binding and conclusive, an adjustment to the Purchase Price shall be made as follows:

               (i) Buyer shall pay or procure the payment to Seller of, the Additional Consideration (if any) by wire transfer in immediately available funds to a U.S. based account specified by Seller. The beneficial owner for U.S. tax purposes of such U.S. based account shall be a U.S. person (as defined under Section 7701(a)(30) of the Code) and such U.S. person shall provide a properly and accurately completed Internal Revenue Service Form W-9 "Request for Taxpayer Identification Number and Certification."

               (ii) Seller shall pay to Buyer or Buyer's nominee the Refund (if any) by wire transfer in immediately available funds to an account specified by Buyer.

               (iii) In the event that outstanding Indebtedness is set forth on the Final Calculation Statement, then Seller shall pay to Buyer or Buyer's nominee such amount by wire transfer in immediately available funds to an account specified by Buyer.

          Any adjustments to the Purchase Price made pursuant to this Section 2.3(c) shall bear interest from the Closing Date through the date of payment at the rate 1% above the rate of interest publicly announced by Citibank, N.A., in New York, New York, from time to time as its prime rate. Any adjustments to the Purchase Price made pursuant to this Section 2.3(c) shall be paid by wire transfer of immediately available funds to the account or accounts of Seller specified by Seller, if Seller is owed payment, or to the account or accounts specified by Buyer, if Buyer is owed payment, within five (5) business days of such determination. If any amounts are payable under this Section 2.3(c), Buyer and Seller shall agree to such consequential adjustments as are reasonably required to any amounts allocated in accordance with Section 2.2(c).

          (d) As used herein, "Net Capital" shall mean (a + b) - (c + d) where:

     a = the sum of the following current assets: accounts receivable (less allowance for doubtful accounts), program license fees--non-affiliates (net of accumulated amortization), subtitling and dubbing (net of accumulated amortization), and prepaid expenses and other assets;

     b = the sum of the following non-current assets: program license fees--non-affiliates (net of accumulated amortization) and subtitling and dubbing;

     c = the sum of the following current liabilities (as adjusted in accordance with Part II of Schedule 2.3(a) and other than to the extent referred to in Indebtedness): accounts payable and accrued liabilities, license fees payable to non-affiliates, and deferred revenue, in each case, as shown on the Closing Statement; and

     d = the sum of the following Taxes: any VAT (as reduced by any available credit for input tax incurred), wage, payroll, sales or similar non-income Taxes incurred in the ordinary course within the four months prior to the Closing Date that are due and payable as of the Closing Date and that have not been paid on or before the Closing Date,

     PROVIDED, HOWEVER, that:

     (I) save to the extent set out in (d) above, all Tax assets and liabilities and all provisions, accruals and reserves for or with respect thereto (in each case whether current or deferred, contingent or otherwise),

     (II)   all Indebtedness, Retained Assets and Retained Liabilities, and

     (III) Liabilities for leases assumed by Seller pursuant to Sections 5.14(d), (e) and (f),

     shall in each case be excluded from the calculation of Net Capital.

          For clarification purposes only, attached as Exhibit M is a calculation of the Net Capital based upon the unaudited combined balance sheet of CMI and CEL and their respective Subsidiaries as of September 30, 2004.

          (e) Subject to any rule of law or regulatory body or any provision of any contract or arrangement entered into prior to the date of this Agreement to the contrary, Seller shall procure that each member of Seller's Group shall, and Buyer shall procure that the Group shall, as promptly as reasonably practicable, provide each other, the Independent Accountants, Buyer's accountants and Seller's accountants with all information (in their respective possession or control) relating to operations of Seller's Group and/or the Group, as the case may be, including reasonable access during normal business hours to Seller's Group and Group employees, books, records and such other relevant information and all cooperation and assistance as may be reasonably required, to (i) enable Seller's production of the Calculation Statement and (ii) enable the Independent Accountants to satisfy their obligations as contemplated hereby, if necessary.

          (f) If Buyer objects to only one of either of the Net Capital or Indebtedness in the Calculation Statement, then the element in respect of which Buyer has no objection shall be deemed to have been agreed in accordance with
Section 2.3(c), and Buyer and Seller shall comply with Section 2.3(c) in respect of that element.

          (g) ESTIMATED NET CAPITAL. Seller shall prepare in good faith an estimate of the Net Capital of CMI and CEL and their respective Subsidiaries (the "ESTIMATED NET CAPITAL") as of the Closing, and shall deliver a statement of the Estimated Net Capital to Buyer no later than 10 business days prior to the Closing.

          2.4 SALES TAX. Buyer shall be liable for, and timely pay, 75% of, and Seller shall be liable for, and timely pay, 25% of, any sales, transfer, stamp, stock transfer, use, real property, goods and services and similar Taxes (other than any value-added Tax in the United Kingdom, which shall be borne solely by Buyer) which are payable in connection with the purchase of the Purchased Interests by Buyer pursuant to this Agreement. Buyer shall prepare the Tax Returns in connection therewith. Seller shall cooperate with Buyer in the determination of such Taxes and the preparation of such Tax Returns as reasonably requested by Buyer.

                                   ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF SELLER

      Except as disclosed in the Seller Disclosure Schedule, Seller hereby represents and warrants to Buyer as follows:

          3.1 ORGANIZATION AND QUALIFICATION. (a) Seller, CMI and CEL and each of their Subsidiaries (i) is a corporation or limited liability company, as applicable, duly organized, validly existing and is in good standing under the laws of the jurisdiction of its incorporation or organization and (ii) has all requisite corporate or limited liability company, as applicable, power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Seller, CMI and CEL and each of their Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the ownership or lease of its properties or the conduct of its business makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified (individually or in the aggregate) would not reasonably be expected to have a Company Material Adverse Effect.

          (b) Seller has provided Buyer with access in the Data Room to true and complete copies of the organizational documents (including, without limitation, the bylaws or operating agreement, as applicable) of CMI and CEL and each of their Subsidiaries, as amended through and in effect on the date hereof.

          (c) Seller has made available to Buyer the corporate minute books containing the records of meetings of the membership interest holders or stockholders and managing board, board of directors or similar governing body, the membership interest or stock certificate books and the interest and stock record books of CMI and CEL, as the case may be. The interest and stock record books of CMI and CEL, as the case may be, made available to Buyer are complete and correct in all material respects and accurately reflect the ownership of all of the outstanding interests or shares, as the case may be, of such companies. All corporate actions taken by CMI or CEL since their respective organization and incorporation have been duly authorized or subsequently ratified as necessary, except where the failure to do so would not have a material impact on that Group Company.

          3.2 SUBSIDIARIES. Schedule 3.2(a) sets forth a complete list of the Subsidiaries of CMI and CEL. Seller owns, free and clear of any Lien, one hundred percent (100%) of the outstanding Equity Interests of CMI and CEL (and, in the case of CEL, is the legal and beneficial owner (as such terms are understood under English law) of such Equity Interests) and there are no Rights issued or outstanding (or any agreements to issue any such Right) with respect to such Equity Interests. CMI owns, free and clear of any Lien, one hundred percent (100%) of the outstanding Equity Interests of its Subsidiaries, and there are no Rights issued or outstanding (or any agreements to issue any such Right) with respect to such Equity Interests. All of the Equity Interests of CMI, CEL and each Subsidiary of CMI are validly issued, fully paid and nonassessable. Other than their investments in their Subsidiaries, none of CMI, CEL or their Subsidiaries owns any Equity Interest in any other Person or have any Rights to acquire any such Equity Interest (such Equity Interests or Rights to acquire any such Equity Interests, an "INVESTMENT") or takes part in the management of any other corporation or business organization outside of the Group. None of CMI or CEL or any of their Subsidiaries is a party to any joint venture, partnership or similar arrangements.

          3.3 AUTHORIZATION AND VALIDITY OF AGREEMENT. Seller has all requisite power and authority to execute and deliver this Agreement and to carry out and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary action of Seller and no other action on the part of Seller is necessary for the authorization, execution, delivery or performance by Seller of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery by Buyer constitutes the valid and binding obligation of Seller enforceable against Seller in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies).

          3.4 CAPITALIZATION. (a) As of the date hereof, Seller is the record and beneficial owner of all of the authorized and outstanding CMI Membership Interests and CEL Shares. CMI has no outstanding membership interests other than the CMI Membership Interests and CEL has not allotted any shares other than the CEL Shares. All of the outstanding CMI Membership Interests and CEL Shares have been duly authorized, validly issued and fully paid, and none of the CMI Membership Interests and CEL Shares were issued in violation of any preemptive rights or any Lien in favor of any other Person. The sale of the CMI Membership Interests and the CEL Shares will not be subject to any rights of first offer, first refusal, tagalong rights or other similar rights or restrictions and, assuming the accuracy of Section 4.5, the acquisition of the CMI Membership Interests and the CEL Shares by Buyer will be exempt from registration under the Securities Act or state securities laws. None of the CMI Membership Interests and the CEL Shares have been issued in violation of the Securities Act or state securities laws. There are no voting trusts, voting agreements, proxies or other agreements with respect to any of the CMI Membership Interests and CEL Shares.

          (b) There are not as of the date hereof any authorized, issued or outstanding (i) securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, any Equity Interest of CMI or CEL or any of their Subsidiaries; (ii) phantom shares, phantom equity interests, stock or equity appreciation rights (full or limited) or profit participation rights or interests with respect to CMI or CEL or any of their Subsidiaries; or (iii) subscriptions, purchase rights, options, warrants or any other agreements or undertakings of any character (the securities, instruments or agreements referred to in clauses (i), (ii) and (iii) are hereinafter referred to collectively as "RIGHTS") to or by which Seller, CMI or CEL or any of their Subsidiaries is a party or is bound which, directly or indirectly, obligate Seller, CMI or CEL or any of their Subsidiaries to issue, deliver or sell or cause to be issued, delivered or sold any Equity Interest (or any Rights to acquire any such Equity Interest) with respect thereto of CMI or CEL or any of their Subsidiaries or obligating CMI or CEL or any of their Subsidiaries to grant, extend or enter into any of the foregoing. None of Seller, CMI or CEL or any of their Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase, redeem or otherwise acquire or retire any Equity Interest (or Rights to acquire any such Equity Interest) of CMI or CEL or any of their Subsidiaries, or to make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

          3.5 FINANCIAL STATEMENTS. Attached hereto as Schedule 3.5 are (a) the audited combined balance sheet of CMI and CEL and their respective Subsidiaries as of the Balance Sheet Date (the "BALANCE SHEET") and the audited related combined statement of operations and cash flows for the fiscal year ended on the Balance Sheet Date (the "STATEMENT OF OPERATIONS") and (b) the unaudited combined balance sheet of CMI and CEL and their respective Subsidiaries as of September 30, 2004 and the related combined statement of operations for the nine-month period ended on September 30, 2004 (such unaudited combined balance sheet and related statement of operations, collectively with the Balance Sheet and the Statement of Operations, the "FINANCIAL STATEMENTS"). The Financial Statements and related notes have been prepared in accordance with the standards, principles and practices specified on the face of the Financial Statements and fairly present in all material respects the financial condition and results of operations, cash flows and assets and liabilities as at December 31, 2003 and the financial condition and results of operations, assets and liabilities as at September 30, 2004 of CMI and CEL, in accordance with GAAP, consistently applied throughout the periods involved, except as disclosed in the related notes thereto, and subject, in the case of interim Financial Statements, to normal recurring year-end adjustments and the absence of notes. Attached hereto as Schedule 3.5A are the unaudited combined balance sheet of CMI and CEL and their respective Subsidiaries as of November 30, 2004 and the related combined statement of operations for the eleven-month period ended on November 30, 2004 (such unaudited combined balance sheet and related statement of operations, the "INTERIM STATEMENTS"). The Interim Statements have been prepared in good faith and reflect, in all material respects, the financial condition and results of operations of CMI and CEL, subject to normal recurring monthly and year-end adjustments and the absence of notes. The accounting reference date of CEL, CMI and each of their Subsidiaries is, and during the last three years has always been, December 31.

          3.6 NO VIOLATION; CONSENTS AND APPROVALS. Neither the execution and delivery of this Agreement by Seller, nor the consummation of the transactions contemplated hereby, do or would after the giving of notice or the lapse of time or both, (a) violate, conflict with, result in a breach of, or constitute a default under, the certificate of incorporation, certificate of formation, bylaws, limited liability corporation agreement or other similar governing documents of Seller, CMI or CEL; (b) violate or conflict with U.S. federal, state or local law or violate or conflict in any material respect with any foreign law, statute, regulation or court or administrative order or process;
(c) result in the creation of, or give any party the right to create, any Lien upon the CMI Membership Interests or the CEL Shares or any material assets of CMI or CEL; (d) violate or conflict with in any material respect, or result in the loss of any material right with respect to or result in a material breach of, or constitute a material default under, or terminate or give any party the right to terminate, amend, abandon or refuse to perform any Material Contract to which CMI or CEL is subject or bound; (e) modify in any material respect or accelerate, or give any party thereto the right to modify in any material respect or accelerate, the time within which, or the terms under which, any party is to perform any duties or obligations or receive any rights or benefits under any agreement or contract affecting the CMI Membership Interest or the CEL Shares; (f) result in any Group Company losing the benefit of a Permit held or enjoyed by Seller or that Group Company as of the date of this Agreement in any applicable jurisdiction or (g) result in the loss of the benefit of any asset of CMI or CEL, except for such loss as would not reasonably be expected to be material to the business of the Group as currently conducted. All consents, approvals, authorizations and other requirements prescribed by law, rule or regulation that are necessary for the execution and delivery by Seller of this Agreement or the consummation by Seller of the transactions contemplated by this Agreement have been obtained and satisfied, other than as required under the antitrust, trade regulation or competition laws of any jurisdiction or as would not reasonably be expected to have a material adverse effect on the ability of Seller to consummate the transactions contemplated hereby.

          3.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as contemplated by this Agreement, including the impact of the transfer or other exclusion of the Retained Assets and Retained Liabilities, or set forth in the Financial Statements or the Interim Financial Statements, since the Balance Sheet Date, the Group has conducted its business in all material respects in the ordinary course consistent with past practice (taking into account the proposed sale of the Group) and there has been no material reduction in the value of those fixed assets (other than diminution in value in the ordinary course) specified in the Financial Statements and no material adverse change in the assets, financial condition or results of operations of the Group, no Substantial Program Suppliers or Substantial Distributors have ceased or substantially reduced their trade with any Group Company or have materially and adversely altered the terms of trade to any Group Company or, to Seller's Knowledge, given notice of any intention to do the same, and none of CMI, CEL or any of their Subsidiaries have
(a) issued any Equity Interests; (b) declared or made any payment or distribution to stockholders in respect of the capital stock or membership interests of such stockholders (other than cash dividends or distributions) or repaid, purchased or redeemed any of its capital stock (or agreed to do any of the same); (c) taking into account the proposed sale of the Group, sold, assigned, leased, mortgaged, pledged, subjected to any Lien or otherwise conveyed or transferred (or agreed to do any of the same) any asset, or cancelled any debt or claim owed to CMI, CEL or any of their Subsidiaries, in each case other than in the ordinary course of business; (d) taking into account the proposed sale of the Group, assumed, guaranteed or incurred, or agreed to assume, guarantee or incur, a liability, obligation or expense (actual or contingent) other than in the ordinary course of business; (e) acquired, or agreed to acquire, from an Affiliate an asset on other than on arm's-length terms; (f) made or incurred, or agreed to make or incur, capital expenditures, or a commitment or connected commitments involving capital expenditures, in relation to the Denver, Colorado Network Operating Center in excess of $1 million or otherwise in excess of $300,000; (g) waived any right of material value; (h) made any material change in officer or director compensation except in the ordinary course of business and consistent with past practice; (i) entered into, assumed, renewed or modified in any material respect any employment, consulting, severance or termination agreement with any officer or director of CMI, CEL or any of their Subsidiaries (other than agreements entered into in the ordinary course of business) or (j) changed any financial accounting methods, principles or practices by CMI or CEL, except insofar as may have been required by a change in GAAP.

          3.8 LEGAL PROCEEDINGS. There are no, nor have there been during the 18 months ending on the date of this Agreement, any suits, actions, claims or litigation, or legal, administrative, arbitration, mediation or other proceedings, or investigations or inquiries of any Governmental Entity (other than in respect of Taxes) pending or, to Seller's Knowledge, threatened against Seller (with respect to assets or operations of the Group) or any Group Company, except for such suits, actions, claims or litigation, or legal, administrative, arbitration, mediation or other proceedings as would not, individually or, in the case of related claims, in the aggregate, reasonably be expected to be material to the business of the Group as currently conducted, nor is there any judgment, decree, injunction, ruling, award, order or writ of any court, governmental department, commission, agency, instrumentality, arbitration or other Person outstanding against or binding upon Seller (with respect to assets or operations of the Group) or any Group Company. To Seller's Knowledge, no matter exists which would reasonably be expected to give rise to a civil, criminal, arbitration, administrative or other proceeding in any jurisdiction involving any Group Company, except for such proceedings as would not, individually or, in the case of related claims, in the aggregate, reasonably be expected to be material to the business of the Group as currently conducted. To Seller's Knowledge, there are no outstanding threats of legal, administrative, arbitration, mediation or other proceedings pending, except for such threats as would not reasonably be expected to be material to the business of the Group as currently conducted.

          3.9 COMPLIANCE WITH APPLICABLE LAWS AND PERMITS. (a) The Group's operations, including, but not limited to, the use or right of occupancy of any Group Company in respect of Properties, are in compliance with all laws, statutes, ordinances, rules, regulations and orders of all Governmental Entities applicable to its business except for such non-compliance as would not be material to the business of the Group as currently conducted. To Seller's Knowledge, prior to the date hereof there have been no events of non-compliance with laws, statutes, ordinances, rules, regulations or orders of Governmental Entities applicable to its business that continue to be, or would reasonably be expected to be, material to the business of the Group as currently conducted.

          (b) Each Group Company has obtained all material permits, licenses, consents, approvals, certificates, qualifications, registrations or other authorizations or filings of notification reports or assessments necessary in each jurisdiction in which Group operates its business, and each Group Company has complied in all material respects with the terms and conditions of each Permit and each Permit is in full force and effect. There are no pending or, to Seller's Knowledge, threatened proceedings which would reasonably be expected to adversely affect such Permits, and, to Seller's Knowledge, no such Permits are threatened to be suspended, revoked or otherwise rendered invalid.

          (c) Schedule 3.9(c) contains a true and correct list of all pending negotiations and/or disputes as of the date hereof with respect to performing rights and mechanical rights societies (or similar bodies fulfilling similar functions) (each a "PERFORMING RIGHTS SOCIETY") in each jurisdiction in which the Group conducts its business, none of which is reasonably expected to be material to the business of the Group as currently conducted. To Seller's Knowledge, no member of Seller's Group and no Group Company has had any formal contact with any Performing Rights Society in respect of any business of the Group, and no investigation or inquiry of any Performing Rights Society is pending or threatened against Seller (with respect to assets or operations of the Group) or any Group Company, except for such contact as would not reasonably be expected to result in Liability (whether in respect of operations pre- or post-Closing) to any such Group Company in excess of $35,000 annually. To Seller's Knowledge, there are no outstanding threats of enforcement by any Performing Rights Society, except for such enforcement as would not reasonably be expected to be material to the business of the Group as currently conducted.

          (d) No Group Company: (i) has given any written undertaking, commitment or assurance to any Governmental Entity; (ii) is subject to any order, regulation or decision made by any Governmental Entity against such Group Company or (iii) has received a written communication or request for information in relation to any aspect of their business from any Governmental Entity, in the case of clauses (i) through (iii) above, under anti-trust or similar legislation applicable to such Group Company in any jurisdiction.

          (e) To Seller's Knowledge, no complaints in relation to the conduct of the business or business practices of any Group Company have been made or threatened by any third party to any Governmental Entity under any anti-trust or similar legislation.

          (f) To Seller's Knowledge, no Group Company has ever received, or is expecting to receive, any aid (in whatever form) from a Member State of the European Community or from State resources such as could be regarded as State aid for the purposes of Articles 87 to 89 of the Treaty of Rome.

          (g) Each of the Group Companies is in compliance in all respects with laws, statutes, ordinances, rules, regulations and orders of all Governmental Entities relating to any Asbestos at the properties identified in Schedule 3.15(b), except for such non-compliance as would not be material to the business of the Group as currently conducted. To Seller's Knowledge, prior to the date hereof there have been no events of non-compliance with laws, statutes, ordinances, rules, regulations or orders of Governmental Entities relating to Asbestos at the properties identified in Schedule 3.15(b) that continue to be, or would reasonably be expected to be, material to the business of the Group as currently conducted.

          3.10 NO UNDISCLOSED LIABILITIES. Except for liabilities (a) set forth or reflected in the Financial Statements (or referred to in the notes thereto) or (b) contemplated or expressly permitted by this Agreement, the Transactions Agreements, or as otherwise set forth in or referred to in a schedule to such agreement, no Group Company has any liabilities of a nature required to be set forth or reflected in the Financial Statements. To Seller's Knowledge, there are no contingent obligations incurred other than in the ordinary course or otherwise as set forth or reflected in the Financial Statements, except for such liabilities as would not reasonably be expected to be material to the business of the Group as currently conducted. No Group Company is engaged in any financing (including the incurring of any Indebtedness in the nature of acceptances or acceptance credits) of a type which would not be required to be shown or reflected in the Financial Statements.

          3.11 TAXES. (a) (i) All material Tax Returns required to be filed on or before the date hereof by each member of the Group (and with respect to the income, properties or operations of any member of the Group) and with respect to the CMI Membership Interests and the CEL Shares have been timely filed (taking into account extensions of time approved by the appropriate Tax authority) and all such Tax Returns are true, complete and correct; (ii) all material Taxes required to be shown on such Tax Returns or otherwise due (except for Taxes being contested in good faith pursuant to appropriate proceedings, the details of which are set forth in
Schedule 3.11) have been timely paid; (iii) all Taxes for which any Group Company may be liable under Treasury Regulation section 1.1502-6 (or analogous state or foreign law) due to such Group Company's membership in an affiliated group or other group filing on a combined basis, if required to be paid, have been paid, on a timely basis; (iv) there are (x) no unpaid assessments for any material amounts of additional Taxes for any fiscal period for any Group Company and (y) no Tax Liens, whether imposed by any U.S. federal, state, county, municipal or foreign Tax authority, outstanding or which are, to Seller's Knowledge, likely to arise against the assets or businesses of any Group Company, except for Permitted Liens; (v) all material withholding Tax requirements imposed on or with respect to any Group Company have been satisfied in full, and each Group Company has timely withheld and paid over to the proper Governmental Entity all material amounts required to be withheld and paid over;
(vi) no Group Company has waived any statute of limitations with respect to Taxes which waiver remains in effect; (vii) there are not pending or threatened in writing any audits, examinations, investigations or other proceedings in respect of material Taxes or material Tax Returns of any Group Company (or with respect to the income, properties or operations of any of them); (viii) no Group Company is a party to any agreement or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of section 280G of the Code by reason of the transactions contemplated hereunder; (ix) no Group Company is a party to any Tax allocation or sharing agreement; (x) none of CEL or any of CEL's and CMI's Subsidiaries has been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code; (xi) none of CEL or any of CMI's and CEL's Subsidiaries has been a passive foreign investment company within the meaning of section 1297 of the Code; (xii) since January 1, 2001 no written claim has been made by any Governmental Entity with respect to any Group Company in a jurisdiction where any of them does not file Tax Returns that such Group Company is required to file a Tax Return in such jurisdiction; (xiii) for all periods (or portions thereof) prior to the Closing Date, Seller has been disregarded as a separate entity for U.S. federal income tax purposes; (xiv) from and after March 26, 2002, CMI has been disregarded as a separate entity for U.S. federal income tax purposes; (xv) from and after June 1, 1998, CEL has been disregarded as a separate entity for U.S. federal income tax purposes; (xvi) from and after January 1, 2004, Crown Media International (Australia) Pty Ltd. has been disregarded as a separate entity for U.S. federal income tax purposes; and
(xvii) from and after December 28, 1998, Hallmark India Private, Ltd. has been disregarded as a separate entity for U.S. federal income tax purposes.

          (b) All Tax Returns, examination reports and statements of deficiencies assessed with respect to CMI, CEL or any of their Subsidiaries (and with respect to the income, properties or operations of CMI or CEL or any of their Subsidiaries) made available to Buyer in the Data Room were correct and complete .

          (c) For the purposes of this Agreement, (i) the term "TAX" or "TAXES" includes any and all taxes imposed by any U.S. federal, state, local and foreign or other Tax authority, including all income, gross receipts, gains, profits, windfall profits, gift, severance, ad valorem, capital, social security, unemployment disability, premium, recapture, credit, excise, property, sales, use, occupation, service, service use, leasing, leasing use, value added, transfer, payroll, employment, withholding, estimated, license, stamp, franchise or similar taxes of any kind whatsoever, including interest, penalties or additions thereto; and (ii) the term "TAX RETURN" or "TAX RETURNS" shall mean any report, return, documents, declaration or other information (and any supporting schedules or attachments thereto) required to be supplied to any Tax authority or jurisdiction with respect to Taxes (including any returns or reports filed on a consolidated, unitary, or combined basis). It is understood and agreed that Seller provides no representations or warranties in respect of Taxes in this Agreement, other than the representations and warranties contained in this Section 3.11 and Section 3.12.

          3.12 EMPLOYEE MATTERS.

          (a) AGREEMENTS AND PLANS. Schedule 3.12 lists all Employment Agreements and Benefit Plans, and specifically identifies which Benefit Plans are CM Plans and which are Subsidiary Plans. Seller has made available to Buyer a true, correct and complete copy of all Service Provider Agreements and Collective Bargaining Agreements. With respect to each Benefit Plan, Seller has made available to Buyer true and complete copies of the most recent plan document and the most recent summary plan description, if any, and, where applicable, the most recent form of individual award agreement. There are no amendments to any Subsidiary Plans that have been adopted or approved that are not reflected in the plan document, and neither Seller nor its Affiliates have undertaken to or committed to make any such amendments or to establish adopt or approve any new Benefit Plan.

          (b) SUBSIDIARY PLANS. Each Subsidiary Plan has been established, funded and operated in material compliance with its terms and any applicable law, including without limitation ERISA and the Code. All Subsidiary Plans that are subject to the laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all applicable requirements and operated in accordance with their governing rules or terms; (ii) if they are intended to qualify for special tax treatment meet all requirements for such treatment and
(iii) if they are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, except in the case of (i) through (iii), as would not reasonably be expected to have a Company Material Adverse Effect. To Seller's Knowledge, no Subsidiary Employee or any dependant has made any claim in respect of the Subsidiary Plans, other than claims for benefits in the ordinary course. There are no pending or, to the knowledge of Seller, threatened, material claims, lawsuits, arbitrations or audits asserted or instituted against any Subsidiary Plan, any fiduciary (as defined by Section 3(21) of ERISA) of any Subsidiary Plan, or any employee or administrator thereof, in connection with the existence, operation or administration of a Subsidiary Plan, other than routine claims for benefits. With respect to each Subsidiary Plan, all premiums, contributions or other payments required to have been made by applicable law or under the terms of any such plan or any contract or agreement relating thereto as of the Closing Date have been timely made, and all other obligations of each relevant Group Company in respect of such Subsidiary Plan have been complied with in all material respects. With respect to each Subsidiary Plan, no non-exempt prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) has occurred that could be a liability of CMI, CEL and/or their respective Subsidiaries following the Closing Date.

          (c) SELLER SAVINGS PLANS. The Hallmark Affiliates Employee Savings Plan (the "SELLER SAVINGS PLAN") has received a favorable determination letter from the Internal Revenue Service, and there are no existing circumstances and no events have occurred that could materially adversely affect the qualified status of the Seller Savings Plan or the related trust.

          (d) TITLE IV OF ERISA; CONTROLLED GROUP LIABILITIES. No Subsidiary Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. No CM Plan is a Multiemployer Plan or a Multiple Employer Plan. None of CMI, CEL and their respective Subsidiaries has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan. There does not now exist, nor do any circumstances exist that would be reasonably expected to result in, any Controlled Group Liability that would be a liability of CMI, CEL or any of their respective Subsidiaries following Closing.

          (e) NO ACCELERATION OF BENEFITS; "EXCESS PARACHUTE PAYMENTS". Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) cause or result in the accelerated vesting, funding or delivery of, or increase the amount or value of any benefits under any Subsidiary Plan, (ii) cause or result in the funding of any Subsidiary Plan
(iii) cause or result in a limitation on the right of CMI, CEL or any of their respective Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Subsidiary Plan or related trust or (iv) entitle any Subsidiary Employee to receive any payment or benefit or increase any Subsidiary Employee's rights under such Subsidiary Employee's Employment Agreement. Without limiting the generality of the foregoing, no amount paid or payable by CMI, CEL or any of their respective Subsidiaries or any Subsidiary Plan in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code. There are no terms and conditions in any contract with any Subsidiary Employee pursuant to which such person will be entitled to receive any payment or benefit or such person's rights will change, in each case, as a direct consequence of the transactions contemplated by this Agreement.

          (f) LABOR ISSUES. As of the date of this Agreement, with respect to each Subsidiary Employee and any individual who is not an employee of an Affiliate of CEL or CMI or their Subsidiaries, who directly provides services to any Group Company (other than any such individual who, in addition to providing services to any Group Company, directly or indirectly, provides services to at least one other Person that is not affiliated with the Group Companies) (a "SUBSIDIARY SERVICE PROVIDER"): (i) there is not presently existing or (to Seller's Knowledge) pending, and to Seller's Knowledge there is not threatened, nor has there occurred during the past three years any material strike, slowdown, picketing or work stoppage or other labor dispute, or any application for certification of a collective bargaining agent; (ii) no labor organization or group of Subsidiary Service Providers or other body representing Subsidiary Service Providers has made a pending demand for recognition or certification;
(iii) there are no representation or certification proceedings or petitions seeking a representation proceeding, pending with the National Labor Relations Board or any other labor relations tribunal or authority; (iv) no industrial relations or employment matter has been referred either by CEL or any Subsidiary Service Providers or by any trade union staff association or any other body representing Subsidiary Service Providers to any conciliation or arbitration body; and (v) to Seller's Knowledge, no Subsidiary Service Provider is a member of a trade union, staff association or other body representing workers. No Subsidiary Service Provider is covered by a Collective Bargaining Agreement and no trade union, staff association or other body is recognized by any Group Company for the purposes of collective bargaining in relation to any of the Subsidiary Service Providers.

          (g) OTHER LABOR WARRANTIES. Seller warrants the following:

               (i) Schedule 3.12 sets forth with respect to each Subsidiary Employee (other than Non-Retained Employees) the base rate of pay and bonuses paid during the past twelve (12) months preceding the date of this Agreement or such shorter period as the Subsidiary Employee has been employed by the relevant Group Company and the number of awards, options and share-based incentive rights granted to each such Subsidiary Employee in connection with the Benefit Plan and the Employee Share Schemes (as defined in Section 3.12(h) that are outstanding as of the date hereof;

               (ii) There is not in existence any Service Provider Agreement which cannot be terminated by three months' notice or less without giving rise to any claims for damages or compensation (other than statutory redundancy payment or statutory compensation for unfair dismissal);

               (iii) There are no material amounts owing or agreed to be loaned or advanced by any Group Company to any Subsidiary Service Providers (other than "cashless" exercises pursuant to any Employee Share), any loans pursuant to any qualified plans maintained by any Group Company or their respective Affiliates, any travel advances, use of company credit cards, amounts representing remuneration accrued due for the current pay period, accrued holiday pay for the current year or for reimbursement of expenses);

               (iv) As of the date hereof, no Subsidiary Service Provider whose gross remuneration exceeds (pound)50,000 with respect to CEL Subsidiary Service Providers or $100,000 with respect to non-CEL Subsidiary Service Providers or equivalent amounts of other currencies has given or received notice to terminate his employment or engagement;

               (v) As of the date hereof, there are no Subsidiary Service Providers who are on secondment, maternity leave or absent on grounds of disability or other leave of absence (other than normal holidays or absence of no more than three weeks due to illness);

               (vi) As of the date hereof, there are no outstanding offers of employment or engagement by any Group Company to any person whose gross remuneration by the Group Company upon hiring is reasonably expected to exceed (pound)50,000 with respect to CEL or $100,000 with respect to CMI and no person has accepted such an offer but not yet taken up the position accepted;

               (vii) During the eighteen (18) month period prior to the date hereof, no Group Company has given notice of any redundancies to any Subsidiary Service Provider or government department with respect to Subsidiary Service Providers;

               (viii) Full and accurate details are disclosed in Schedule 3.12 of any redundancy payment (whether pursuant to a redundancy scheme or formula or policy or otherwise whether contractual or discretionary) made by any Group Company during the eighteen (18) month period prior to the date hereof in excess of the legal minimum redundancy entitlement to any Subsidiary Service Provider or former Subsidiary Service Provider;

               (ix) All health and safety policies and procedures, in effect in the last eighteen (18) months prior to the date hereof and details of any material health and safety complaints or investigations during that time, in either case affecting any Group Company and its Subsidiary Service Providers have been previously made available to Buyer;

               (x) During the two (2) year period preceding the date hereof no Subsidiary Service Providers have transferred into the employment of any Group Company by operation of the Transfer of Undertakings (Protection of Employment) Regulations 1981 and, to Seller's Knowledge, no event has occurred which may involve any transfer of any employees to or from any Group Company;

               (xi) No Group Company has entered into any agreement or arrangement for the management or operation of any significant portion of its business other than with its Subsidiary Employees; and

               (xii) Since the Balance Sheet Date, no Group Company has made or announced any changes to the remuneration or benefits or any bonus opportunity of any Subsidiary Employee in a manner that would increase the cost in the aggregate to the Group of such remuneration benefits and/or bonus opportunity by more than 5%, and no Group Company is under any obligation to make any such changes with or without retrospective operation.

      Except for the Benefit Plans disclosed in Schedule 3.12, no share incentive, share option, profit sharing, bonus or other incentive arrangements (the "EMPLOYEE SHARE SCHEMES") are being participated in by any of the Subsidiary Employees.

          (h) DEED OF RESTRICTIVE COVENANTS. Notwithstanding anything to the contrary in this Agreement, Seller makes no representation, warranty or other agreement to or with Buyer with respect to the Deed of Restrictive Covenants between Jeffrey Henry and CMI, dated as of the date hereof, and Seller shall have no Liability whatsoever in connection with the Deed of Restrictive Covenants between Jeffrey Henry and CMI, dated as of the date hereof.

          3.13 UNITED KINGDOM PENSIONS.

          (a) UNITED KINGDOM PENSIONS ARRANGEMENTS DISCLOSED. Save under the Crown Entertainment Limited / Hallmark Entertainment Limited Group Pension Plan (the "GPP") and the Sterling Life Limited Life Assurance Plan (the "LIFE ASSURANCE PLAN" and, together with the GPP, the "DISCLOSED SCHEMES") and the state pension schemes, no Group Company is under any legal obligation or commitment, and no Group Company is a party to any custom or practice which has established a legal obligation or commitment by any Group Company, to pay, provide or contribute towards any relevant benefits within the meaning of section 612 of the TA in the United Kingdom, including the making of any payment of contributions to, or remuneration specifically referable to contributions to, any personal pension scheme, stakeholder pension scheme, retirement annuity contract or similar arrangement ("RELEVANT BENEFITS") to or in respect of any such person and nothing has been done to create a legal entitlement to any such payments, provision or contributions. No Group Company has at any time participated in or contributed towards any former scheme or arrangement (in the United Kingdom ("FORMER SCHEME") which has at its purpose or one of its purposes the provision of Relevant Benefits (other than schemes which have been fully wound up).

          (b) MONEY PURCHASE SCHEMES. Other than lump sum death in service benefits and a return of contributions, the GPP provides only money purchase benefits (as defined in Section 181 of the Pension Schemes Act 1993), and no promise or assurance (oral or written) has been given to any person that his or her benefits under the GPP (other than lump sum death in service benefits and a return of contributions) will be calculated by reference to any person' s remuneration or equate (approximately or exactly) to any particular amount other than the value of the GPP's assets referable to each of the GPP members.

          (c) EX GRATIA PAYMENTS. No Group Company has made or proposed, and no Group Company will before Closing make or propose, any voluntary or ex gratia payments of Relevant Benefits to or in respect of any person and no Group Company is due to make any such payments in the future in circumstances which would impose a legally binding obligation on any Group Company to provide such benefits. No legally binding undertaking or assurance has been given or will before Closing be given by any Group Company to any person as to the introduction, continuance, increase or improvement or any Relevant Benefits.

          (d) PAYMENT OF CONTRIBUTIONS. All contributions and premiums which have been payable to or under the Disclosed Schemes by or in respect of any current and former employees and officers have been duly paid within any applicable prescribed period under the Pensions Act 1995 and the Disclosed Schemes' governing documentation. Since the date of the last schedule of contributions or payment schedule (as applicable) prepared under the Pensions Act 1995, no material increase or decrease in the percentage rate of contributions to the relevant Disclosed Scheme has occurred or been recommended and none will foreseeably be required. The contribution rates disclosed to Buyer are those paid by the relevant participating employers in respect of the Subsidiary Employees in the GPP.

          3.14 CONTRACTS. (a) Schedule 3.14 sets forth a true and complete list as of the date of this Agreement of each Contract to which CMI, CEL or any of their Subsidiaries is a party or by which it or they may be bound (i) that contains a covenant by CMI, CEL or any of their Subsidiaries not to compete with others (other than Affiliation Agreements); (ii) that is with an Affiliate of CMI, CEL or any of their Subsidiaries or any director or officer thereof, other than Employment Agreements; (iii) with respect to Indebtedness (other than intercompany indebtedness or loans from Seller's Affiliated Group where the liability of CMI, CEL or any of their Subsidiaries thereunder will be terminated prior to Closing); (iv) that constitutes a material Business Intellectual Property contract or agreement (other than Programming Agreements); (v) that constitutes a consulting, agency or commission agreement (including, for the avoidance of doubt and without limitation, any agreements for advertising and sales representation) to which CMI, CEL or any of their Subsidiaries is a party or bound and which is material to the business and operations of CMI, CEL and their Subsidiaries taken as a whole; (vi) that is an Affiliation Agreement involving revenue in excess of $100,000 annually, including any amendments or modifications thereto or waivers of rights; (vii) that is a Programming Agreement involving payments in excess of $250,000 in the aggregate during the term of such agreement, including any amendments or modifications thereto or waivers of rights; (viii) for the acquisition, lease or servicing of satellite transponders and other uplink arrangements (including maintenance); (ix) that constitutes a guarantee, make-well agreement, surety contract, letter of credit or indemnity agreement (other than the standard indemnification provisions of any Contract), which is material to the business and operations of CMI, CEL and their Subsidiaries taken as a whole; (x) that involves payments or other financial liabilities by a Group Company of more than $250,000 annually or $1,000,000 in the aggregate or (xi) any other contract necessary for the Group to conduct its business in its current form or the termination, cancellation or expiry of which would reasonably be expected to result in a Company Material Adverse Effect (the Contracts required to be disclosed on Schedule 3.14 being referred to herein as "MATERIAL CONTRACTS"). Seller has provided Buyer with access in the Data Room to true and complete copies of each Material Contract. Except as set forth on Schedule 3.14, each such Material Contract is a valid and binding agreement, enforceable in accordance with its terms, and in full force and effect, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally and to general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity, of CMI, CEL or one of their Subsidiaries, as applicable, and, to Seller's Knowledge, of each other party thereto. There are no material breaches or defaults under any Material Contract to which any Group Company is a party, by which any Group Company is bound, or pursuant to which any Group Company has any rights, by such Group Company or, to Seller's Knowledge, by any other party thereto, nor has any Group Company, or to Seller's Knowledge, any other party thereto, performed any act or omitted to perform any act under any such Material Contract which, with notice or lapse of time or both, will become or result in a material breach or default thereunder or give such party thereto the right to terminate, amend, abandon or refuse to perform thereunder. As of the date hereof, neither Seller nor any Group Company has received any written notice of termination of any Material Contract and, to Sellers' Knowledge, there is no pending or threatened service of a notice of termination by any party to any Material Contract.

          (b) No Group Company has executed any power of attorney or conferred on any person other than its directors, officers and employees any authority to enter into any material transaction on behalf of or to bind a Group Company in any way, which power remains in force as of the date hereof, other than with respect to (i) advertising and distribution sales and media buying representatives in the ordinary course; (ii) legal counsel for the purposes of bringing legal actions for infringement of the rights of the Group with respect to the unlawful interception and distribution of its programming and (iii) banking representatives as required by applicable law in several countries in connection with the administration of the Group's bank accounts in those countries.

          3.15 TITLE TO PROPERTIES.

          (a) TITLE TO PROPERTIES AND ASSETS. The Properties and material tangible assets (other than Retained Assets) owned or leased by each Group Company represent, in the aggregate, those necessary for the conduct of their respective businesses and operations as conducted as of the date hereof in all material respects and, where capable of possession, such properties or assets are possessed by the relevant Group Company. The Group has good and valid title to, or valid leasehold interests in, all material properties and assets currently used by each Group Company (other than the Retained Assets). All such material properties and assets, other than properties and assets in which CMI, CEL or any of their Subsidiaries have leasehold interests or the Retained Assets, are free and clear of all Liens, other than Permitted Liens, and no Group Company has agreed to create any such Lien.

          (b) PROPERTIES. No Group Company owns any freehold estate. The Properties set forth in Schedule 3.15(b) comprise all of the properties leased by and, to the extent material to the business of the Group, otherwise used or occupied by, each Group Company and all agreements whereby any Group Company has any financial entitlement relating to any land at the date hereof. No Group Company has any material actual or contingent obligations or liabilities (in any capacity including as principal contracting party or guarantor) in relation to any lease, license or other interest in, or agreement relating to, land apart from the Properties, and a Group Company is solely entitled to possession of the Properties pursuant to the terms of the applicable lease and applicable law.

          (c) TITLE AND LEASE DOCUMENTS. Each Group Company has under its control all lease documents of the Properties necessary to prove their leasehold interests therein. The lease documents shall include reasonably satisfactory details of all memoranda of rent increases where appropriate; where any of the Properties is subject to leases, underleases, agreements or licenses, the lease documents include all necessary consents in connection therewith and evidence of registration of the grant of the same where appropriate.

          (d) RIGHTS. Other than pursuant to the terms of the leases relating to the Properties and applicable law, no right, easement, license or other arrangement is enjoyed or, to Seller's Knowledge, is in the course of being acquired by or against the Properties and none is needed for obtaining access to or occupying any land or for repair of any premises of the Properties or to comply with any applicable fire regulations.

          (e) NO DEFAULT. Each Group Company has duly performed, observed and complied with all covenants, restrictions, exceptions, reservations, conditions, agreements, statutory and common law requirements, by-laws, orders, building regulations and other stipulations and regulations affecting the Properties and the uses of the Properties including the terms of any lease, underlease or tenancy agreement under which any part of any of the Properties is held and the terms of any joint venture, finance or development agreement or agreement for lease and the development and/or uses of the Properties do not contravene in any material respect the same and (without prejudice to the generality of the foregoing) all amounts due and payable have been paid to date and (in the case of leasehold property) all rents and service charges due and payable have been paid to date and, to Seller's Knowledge, no notice of any alleged breach of any of the terms of any such lease or tenancy agreement as aforesaid has been served on any Group Company, except in such case as would not reasonably be expected to be material to the business of the Group as currently conducted, and no Group Company has served a notice of any alleged material breach of any of the terms of any such lease or tenancy agreement with respect to a Property in the United States or United Kingdom on any landlord or lessor thereunder.

          (f) NO COMPULSORY ACQUISITION OR ENFORCEMENT PROCEEDINGS. There are no outstanding enforcement or other written notices or proceedings issued in respect of any of the Properties for compulsory acquisition by the local or any other authority nor any outstanding order, notice or other requirement of any such authority that adversely affects such existing use as aforesaid or involves expenditure in a material amount in complying with it nor any other circumstances to Seller's Knowledge which may result in any such order or notice being made or served.

          (g) LOCAL AUTHORITIES - LAND CHARGES AND REPLIES TO ENQUIRIES. Except in respect of any matter which would be revealed on the date hereof by a local land charges search in respect of 234A Kings Road, Chelsea which a reasonable buyer would make, the 234A Kings Road, Chelsea lease is not materially adversely affected by any matter or thing which would be revealed by official certificates of search in the register of local land charges or by replies to inquiries on form CON 29 Part I that would materially and adversely affect such property.

          (h) NO OVERRIDING INTERESTS. The 234A Kings Road, Chelsea lease is not subject to any material Overriding Interests that affect the use or occupation of the Property by any Group Company.

          (i) LEASES; DEVELOPMENTS. Seller has provided Buyer with access in the Data Room to true and complete copies of all leases with respect to Properties. All material alterations on such Properties by any Group Company have been lawfully carried out, and all necessary consents and permissions have been or are being obtained for such alterations.

          3.16 INTELLECTUAL PROPERTY RIGHTS. As of the date hereof, the Group does not own, use, license or hold any material Intellectual Property other than the Programming Agreements, the Software Arrangements, Affiliation Agreements and other distribution agreements, and other incidental creative materials related to programming, such as music rights, interstitials, publicity and other marketing materials, and such other Intellectual Property set forth on Schedule
3.16 (collectively, the "BUSINESS INTELLECTUAL PROPERTY"). Except with respect to the current use of "Hallmark" and its derivations in its business, such Business Intellectual Property constitutes all material intellectual property and similar proprietary information necessary to permit CMI, CEL and their Subsidiaries to conduct their businesses in all material respects as currently conducted. None of CMI, CEL and their Subsidiaries has received any written claim of infringement or other complaint (other than immaterial infringement claims or other complaints) that any of their operations infringe any non-U.S. rights under Intellectual Property of any other Person, nor, to Seller's Knowledge, is there any reason to believe that there is any valid basis for such claim. CMI, CEL or their Subsidiaries own, or have a valid right to use, free and clear of all Liens, other than Permitted Liens, all of the Business Intellectual Property except as would not reasonably be expected to be material to the business of the Group as currently conducted. To Seller's Knowledge, no third party is infringing any Business Intellectual Property and no such claims, suits, arbitrations or other adversarial proceedings have been brought against any third party by CMI, CEL or their Subsidiaries.

          3.17 SUBSCRIBERS AND SUPPLIERS OF PROGRAMMING. Set forth on Schedule
3.17 is a list of the largest 50 distributors, ranked by number of subscribers to which CMI or CEL programming is distributed as of December 1, 2004 ("DISTRIBUTORS"), of CMI and CEL and their Subsidiaries as of December 1, 2004, and set forth opposite the name of each such Distributor is the number of subscribers attributable to such Distributor as of such date, as represented to CMI or CEL by such Distributor and, to Seller's Knowledge, such number is correct.

          3.18 BROKERS. Except for UBS Securities LLC and Daniels & Associates, L.P., none of Seller or any of its Subsidiaries has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the acquisition of the Purchased Interests or related transactions contemplated by this Agreement. Seller is solely liable for all fees, commissions and/or finder's fees payable or owing (whether demanded or not) to UBS Securities LLC and Daniels and Associates.

          3.19 INSOLVENCY. No Group Company is the subject of any pending or, to Seller's Knowledge, threatened insolvency proceedings of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary. No Group Company has made an assignment for the benefit of creditors or taken any action in contemplation of or which would constitute a valid basis for the institution of any such insolvency proceedings. No Group Company is insolvent with respect to any third parties and nor will any such companies become insolvent as a result of entering into this transaction.

          3.20 MACHINERY, VEHICLES AND EQUIPMENT. All machinery, vehicles and equipment owned or used by any Group Company that are material for the operation of the business of the Group as currently conducted are in good condition and working order and have been regularly and properly maintained in all material respects.

          3.21 DEBTS. Except to the extent to which specific provision or reserve has been made in the Balance Sheet or Statement of Operations, none of the debts owed to any Group Company included in the Financial Statements has been factored, sold or agreed to be sold by such Group Company. As of the Closing Date, no Group Company will have any outstanding Indebtedness.

          3.22 INSURANCE. Each Group Company is covered by valid and currently effective insurance policies (the "POLICIES") that are valid and enforceable and not void or voidable, and customary, appropriate and consistent with industry practice under the circumstances. As of the date hereof, the Policies, taken together, provide adequate insurance coverage for the assets and the operations of the Group, and are sufficient to comply with applicable law. No material claim (other than employee-related claims) initiated by Seller or any

Group Company is outstanding under any of the Policies, and, to Seller's Knowledge, no matter exists which would reasonably be expected to give rise to a claim under any of the Policies.

          3.23 INFORMATION TECHNOLOGY. (a) The Systems used in connection with the business of each Group Company as currently conducted are maintained in accordance with customary industry practice and are adequate for the current needs of that business, including, without limitation, as to the system capacity and ability to process current peak volumes in a timely manner.

          (b) In the 12 months prior to the date hereof, no Group Company has suffered and, to Seller's Knowledge, no other person has suffered any failures in or breakdowns of any System used in connection with the business of any Group Company (other than those disruptions as would reasonably be expected to occur in the ordinary course from time-to-time) which have caused any material disruption or interruption in or to its use and, to Seller's Knowledge, there is no fact or matter existing as of the date hereof which may so disrupt or interrupt or affect the use of such equipment.

          (c) As of the Closing Date, all Systems, excluding software, material to the business of any Group Company as currently conducted will be owned and operated by and will be under the control of such Group Company and will not be wholly or partly dependent on any facilities which are not under the ownership, operation or control of such Group Company except as contemplated by the Transition Services Agreement.

          (d) Each Group Company has taken appropriate steps in accordance with customary industry practice to provide for the back-up and recovery of the data and information critical to the conduct of its business (including without limitation, such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of such business.

          3.24 FINANCIAL. (a) No Group Company is party to or liable (including contingently) under a guarantee, indemnity or other agreement to third parties to secure or incur a financial or other obligation with respect to another person's obligation (other than another Group Company). Other than with respect of the Indebtedness, no part of the loan capital, borrowing or indebtedness in the nature of borrowing of any Group Company is dependent on the guarantee or indemnity of, or security provided by, another person other than a Group Company.

          (b) No Group Company is, nor upon the execution and performance of this Agreement will be, liable to repay an investment or other grant or subsidy made to it by any Governmental Entity (including the Department of Trade and Industry or its predecessor).

          (c) No Group Company and, to Seller's Knowledge, no employee or agent of a Group Company, has: (i) induced a person to enter into an agreement or arrangement with any Group Company by means of an unlawful payment, contribution, gift or other inducement; (ii) offered or made an unlawful payment, contribution, gift or other inducement to a government official or employee or (iii) directly or indirectly made an unlawful contribution to a political activity.

                                   ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer represents and warrants to Seller as follows:

          4.1 ORGANIZATION AND QUALIFICATION. Buyer is duly organized, validly existing and in good standing under its jurisdiction of incorporation. Buyer has not conducted any business and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the transactions contemplated by this Agreement or under an investment agreement (the "INVESTMENT AGREEMENT") dated as of the date hereof and entered into by and among (1) Rightfolder Limited, (2) Buyer, (3) the Managers (as defined and listed in the Investment Agreement), (4) the Investors (as defined and listed in the Investment Agreement) and (5) 3i Investments plc relating to Rightfolder Limited and Buyer.

          4.2 AUTHORIZATION AND VALIDITY OF AGREEMENT. Buyer has all requisite corporate power and authority to execute this Agreement and to carry out and perform its obligations under this Agreement and subject to the terms of this Agreement, to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action of Buyer and no other corporate action on the part of Buyer is necessary for the authorization, execution, delivery or performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by the other parties hereto constitutes the valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies).

          4.3 NO VIOLATION; CONSENTS AND APPROVALS. (a) Neither the execution and delivery of this Agreement by Buyer nor the consummation of the transactions contemplated hereby, do or would after the giving of notice or the lapse of time or both (i) violate, conflict with, result in a breach of, or constitute a default under, the Articles of Incorporation or Bylaws of Buyer, or any U.S. federal, state, or local court or administrative order or process, or any agreement, contract, or other instrument, to which Buyer is a party or by which Buyer (or any of its rights, properties or assets) is subject or bound or (ii) violate or conflict with, any U.S. federal, state, local, or foreign law, statute or regulation, except in the case of (i) and (ii), as would not reasonably be expected to have a Buyer Material Adverse Effect.

          (b) All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which are necessary for the execution and delivery by Buyer of this Agreement and, subject to the terms of this Agreement, the consummation by Buyer of the transactions contemplated by this Agreement have been obtained and satisfied, other than as required under the antitrust, trade regulation or competition laws of any jurisdiction or as would not reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

          4.4 LEGAL PROCEEDINGS. Other than any actions initiated by the European Commission in respect of Council Regulation EC 139/2004 in connection with the transactions contemplated hereby, there are no material suits, actions, claims or litigation, or legal, administrative, arbitration, mediation or other proceedings, pending or, to Buyer's knowledge, threatened against Buyer that would materially delay or prevent Buyer from consummating the transactions contemplated hereby, nor is there any judgment, decree, injunction, ruling, award, order or writ of any court, governmental department, commission, agency, instrumentality, arbitration or other person outstanding against or binding upon Buyer that would materially delay or prevent Buyer from consummating the transactions contemplated hereby.

          4.5 INVESTMENT PURPOSE. Buyer is acquiring the CMI Membership Interests and the CEL Shares for its own account solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer understands that the CMI Membership Interests and the CEL Shares have not been registered under the Securities Act or applicable state and other securities laws by reason of a specific exemption from the registration provisions of the Securities Act and applicable state and other securities laws, the availability of which depends upon, among other things, the bona fide nature of the investment interest and the accuracy of this representation. Buyer is an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

          4.6 AVAILABLE FUNDS. (a) Buyer has accepted and agreed to a valid and binding commitment from certain lenders committing them to provide Buyer with debt-financing, subject to the terms and conditions set forth therein (the "DEBT COMMITMENT LETTER" and the financing thereunder, the "DEBT FINANCING").

          (b) Subject always to the terms and conditions of the Equity Financing Commitment Letters (as defined below), Buyer has, or will have available to it at the Closing, cash equity ("CASH EQUITY") which, together with the Debt Financing, assuming the Debt Financing is funded in accordance with its terms (collectively, the "FINANCING"), will be used by Buyer to satisfy, and will be sufficient to satisfy, all obligations of Buyer in connection with the transactions contemplated by this Agreement and the Asset Purchase Agreement (including, without limitation, all fees and expenses to be paid as a condition to the consummation of the Financing). Buyer has received, accepted and agreed to one or more valid and binding commitments from certain Persons (together, the "EQUITY FINANCING COMMITMENT LETTERS" and, together with the Debt Commitment Letter, the "COMMITMENTS"), committing them to provide to Buyer (or Affiliates of Buyer) the Cash Equity, subject to the terms and conditions set forth therein. True and complete copies of the executed Debt Commitment Letter and Equity Financing Commitment Letters have been provided to Seller on or prior to the date hereof and are attached hereto as Annex A and Annex B, respectively.

          (c) As of the date hereof, the Commitments delivered to Seller are in full force and effect. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a breach or failure to satisfy a condition precedent on the part of Buyer under the Commitments that has not been waived or remedied to the satisfaction of the lenders under the Commitments. Buyer has fully paid any and all commitment fees or other fees on the dates and to the extent required by the Commitments.

                                   ARTICLE 5

                                   COVENANTS

          5.1 ACCESS TO INFORMATION. Subject to Section 5.17, Seller agrees to provide Buyer and Buyer's officers, directors, employees, accountants, counsel, financial advisors, agents and other representatives, from time to time prior to the Closing Date with:

          (a) such information as Buyer shall reasonably request with respect to the Purchased Interests, or the business, assets or liabilities of CMI, CEL and their Subsidiaries, and the officers of each Group Company shall be instructed to give as promptly as reasonably practicable all such information and explanations as Buyer or any such person may reasonably request; and

          (b) reasonable access to the Properties and to the books and records of each Group Company during normal business hours.

          Except as required by law, Buyer shall hold, and shall cause Buyer's Affiliates and officers, directors, employees, accountants, counsel, financial advisors, agents and other representatives to hold, any non-public information received from Seller, directly or indirectly, in accordance with the Confidentiality Agreement.

          5.2 INFORMATION. Any information supplied by or on behalf of any Group Company to Seller in connection with the representations and warranties set out in Article 3, the Seller Disclosure Schedules or otherwise in relation to the business and affairs of any Group Company shall not constitute a representation or warranty or guarantee as to the accuracy thereof by any Group Company and Seller undertakes to Buyer and each Group Company (and their respective officers, directors and employees) that it will not bring any claims that it might otherwise have against any Group Company or any of their respective officers, directors and employees in respect thereof; PROVIDED, HOWEVER, that nothing in this Section 5.2(a) shall prevent Seller from bringing any claim it may have against any director, officer or employee of any Group Company in connection with circumstances involving fraud (including without limitation fraudulent concealment), willful misconduct, gross negligence, bad faith or willful misrepresentation. Seller undertakes to Buyer, and Buyer undertakes to Seller, that it will disclose as promptly as reasonably practicable in writing to the other party any matter or thing which becomes known to such party after the date of this Agreement and prior to Closing that would reasonably be expected to (i) in the case of Seller, cause the condition set forth in Section 6.2(a) not to be satisfied and (ii) in the case of Buyer, cause the condition set forth in Section 6.3(a) not to be satisfied; PROVIDED, HOWEVER, that for purposes of Article 8 of this Agreement, the representations and warranties shall be qualified by information provided pursuant to this Agreement.

          5.3 OPERATIONS IN THE ORDINARY COURSE OF BUSINESS. From the date hereof through the Closing Date, except as otherwise contemplated by this Agreement or any of the Transaction Agreements, Seller agrees that it will cause each Group Company to conduct its business in the ordinary course in all material respects.

          5.4 FORBEARANCE BY SELLER. (a) From the date hereof through the Closing Date, except as otherwise contemplated by this Agreement, the Transaction Agreements or the transactions contemplated hereby or thereby, Seller covenants and agrees that it will cause each of CMI, CEL and their Subsidiaries not to, without the prior written consent of Buyer:

               (i) amend its certificate of incorporation, certificate of formation, bylaws (or other similar governing documents);

               (ii) authorize, create, allot, issue, sell, acquire, reduce, repay, redeem or pledge any Equity Interest or agree, arrange or undertake to do any of those things, or acquire or agree to acquire any Equity Interest;

               (iii) declare or make any payment or distribution to stockholders or members (other than cash dividends or distributions or Retained Assets distributions) or purchase or redeem any of its capital stock or membership interests;

               (iv) sell, assign, lease, license, mortgage, pledge, subject to any Lien or otherwise convey, transfer or dispose of any of its assets, other than Retained Assets except in the ordinary course of business or assume or incur, a liability, obligation or expense (actual or contingent) except in the usual course of its trade, or cancel any debt or claim owed to it except in the ordinary course of business;

               (v) acquire or agree to acquire a material asset except in the ordinary course of its business or as otherwise contemplated in subsection (vii) below;

               (vi) enter into, materially amend, modify, terminate or cancel any Material Contract; PROVIDED that none of CMI, CEL or any of their Subsidiaries shall enter into, materially amend, modify, terminate or cancel any Affiliation Agreement, other than those involving fewer than 50,000 subscribers or that are not material within any territory, or any Programming Agreement in an amount in excess of $100,000 per annum;

               (vii) make or commit to make any capital expenditures or capital additions in excess of $200,000 in the aggregate;

               (viii) waive any right of substantial value;

               (ix) change any financial accounting methods, principles or practices, except insofar as may be required by a change in GAAP;

               (x) pass a shareholders' resolution other than with respect to matters contemplated by this Agreement, the Transaction Agreements or the transactions contemplated hereby or thereby;

               (xi) fail to continue its insurance policies in place or do or omit to do anything which would reasonably be expected to make any such policies void or voidable;

               (xii) in relation to any Properties:

                    (A) change its existing use in any material respect;

                    (B) terminate or give notice to terminate, a lease, tenancy or license;

                    (C) grant or refuse an application by a tenant, licensee or occupier to do something requiring its consent under a lease, tenancy or license; or

                    (D) agree a new rent or fee payable under a lease, tenancy or license;

               (xiii) give, or agree to give, a guarantee, indemnity or other agreement to secure or incur financial or other obligations with respect to, another person's obligation other than any Group Company;

               (xiv) initiate formal litigation or arbitration proceedings other than debt collecting in the ordinary course of business;

               (xv) except in the usual course of its business, compromise, settle, release or discharge any litigation or arbitration proceedings or a material liability, claim, action, demand or dispute, or waive a right in relation to litigation;

               (xvi) enter into or terminate, or vary or amend any Employment Agreement, or materially increase the salary or wage rate or any other benefits of any Retained Employee, (including, without limitation, the creation by Seller of a severance plan for employees, under which Seller would bear all costs and expenses, and any increases resulting from regular salary and wage review processes and from promotions), or agree to provide a gratuitous payment or benefit to any Retained Employee or any of their dependants (and for the purposes of this Section 5.4(a)(xvi) "Retained Employee" shall include (in addition to any persons covered by the definition of Retained Employee in Article 1 above) any individual directly or indirectly engaged to provide services to any Group Company); PROVIDED, HOWEVER, that for the avoidance of doubt, Seller shall be fully entitled to distribute retention and/or annual bonuses payable by Seller, as the case may be, to such employees in respect of and accrued for 2004; or

               (xvii) adopt or amend any Benefit Plan, except as would not materially increase the costs of the compensation and benefits of the Subsidiary Employees for which Buyer, CMI, CEL or any of their respective Subsidiaries is made responsible under Section 5.8.

          (b) From the date hereof through the Closing Date, Seller covenants and agrees that it shall not, without the prior written consent of Buyer:

               (i) create or agree to create any new Lien on the Purchased Interests or any portion of the Purchased Interests, or agree to redeem an existing Lien over the Purchased Interests or any portion of the Purchased Interests; or

               (ii) sell, lease, transfer or dispose of, or enter into any agreement to dispose of, any portion of the Purchased Interests.

          If Seller breaches any of its representations, warranties or covenants in this Agreement or fails to cure or mitigate the results of a breach of such representation, warranty or covenant as a primary result of a Section 5.4 Failure, and PROVIDED that such breach, or failure to cure or mitigate, would not reasonably be expected to have occurred but for a Section 5.4 Failure, such breach or failure to cure or mitigate shall (to the extent arising primarily as a result of such Section 5.4 Failure) be deemed not to constitute a breach of a representation, warranty or covenant, as the case may be, for the purposes of
Section 6.2 or Article 8. For the purposes of this Section 5.4, a "SECTION 5.4 FAILURE" shall be a failure by Buyer to grant a consent under this Section 5.4 in circumstances where it would have been commercially reasonable for Buyer to grant such consent, having regard to Buyer's proposed acquisition of the Purchased Interests.

          5.5 NOTIFICATION OF CLAIMS. From the date hereof through the Closing Date, Seller shall, as promptly as practicable, notify Buyer of the commencement or threatened commencement of any material lawsuits, claims, proceedings or investigations against Seller affecting the business of CMI or CEL, or seeking to enjoin the transactions contemplated herein, and, Buyer shall, as promptly as practicable, notify Seller of the commencement or threatened commencement of any material lawsuits, claims, proceedings or investigations against Buyer affecting the business of CMI or CEL, or seeking to enjoin the transactions contemplated herein.

          5.6 REGULATORY CONSENTS, AUTHORIZATIONS, ETC. Each of the parties hereto shall use its reasonable best efforts to do all things necessary, proper or advisable to (a) promptly make all registrations and filings with, and obtain all necessary or advisable actions or non-actions, waivers, consents and approvals from, all Governmental Entities and taking all steps as may be necessary or advisable to obtain an approval or waiver from, or to avoid an action or proceeding by, a Governmental Entity, PROVIDED that Buyer shall use its reasonable best efforts to make a draft filing with the European Commission in respect of the Council Regulation (EC) 139/2004 (the "REGULATION") as soon as practicable, but in no event later than the first working day following the date of this Agreement, and shall make a final filing with the European Commission in respect of the Regulation as soon as practicable thereafter, but in no event later than 14 days following the date on which a draft filing to the European Commission is made, or such other date as soon as practicable thereafter in the event the final filing is required to be delayed as a result of actions of the European Commission in respect of the filing; and (b) defend any legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any order, stay or temporary restraining order or preliminary or permanent injunction entered by any Governmental Entity vacated or reversed. For purposes of this Section 5.6, a decision by the European Commission to initiate proceedings under Article 6(1)(c) of the Regulation will not constitute legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby. Nothing in this Section 5.6 shall require Seller or Buyer to agree to any modification of the terms of this Agreement which is not reasonably acceptable to Seller or Buyer (as the case may be). In order to avoid any competition authority from taking any action, to forbid or delay the consummation of the transactions contemplated hereby, Buyer shall offer and agree to undertakings, conditions or obligations acceptable to the relevant competition authority except where such undertakings, conditions or obligations would, if given effect, have:

     o in the view of 3i an adverse effect on 3i or any part of 3i (other than any interest in the Group); or

     o in the view of Providence, an adverse effect on Providence or any part of Providence (other than any interest in the Group); or

     o an adverse impact on the Group and the Purchased Assets (as defined in the Asset Purchase Agreement), the net value of which, in the view of Buyer, acting reasonably, exceeds $750,000.

          For purposes of this Section 5.6, (a) "PROVIDENCE" shall mean Providence Equity Partners Inc. and its Affiliates from time to time, funds managed or advised by Providence Equity Partners Inc. and/or any of its Affiliates from time to time, participants in funds managed or advised by Providence Equity Partners Inc. and/or any of its Affiliates from time to time, participants in other funds where those other funds are participants in funds managed or advised by Providence Equity Partners Inc. and/or any of its Affiliates from time to time, and any company or business in which any fund managed or advised by Providence Equity Partners Inc. and/or any of its Affiliates from time to time has invested, and (b) "3I" shall mean 3i Group plc and its Affiliates from time to time, funds managed or advised by 3i Group plc and/or any of its Affiliates from time to time, participants in funds managed or advised by 3i Group plc and/or any of its Affiliates from time to time, participants in other funds where those other funds are participants in funds managed or advised by 3i Group plc and/or any of its Affiliates from time to time, and any company or business in which any fund managed or advised by 3i Group plc and/or any of its Affiliates from time to time has invested.

          5.7 NO INCONSISTENT ACTION; FINANCIAL ASSISTANCE. Each party hereto shall use its reasonable best efforts to consummate the transactions contemplated by this Agreement and shall not take any action inconsistent with its obligations hereunder or which could hinder or delay the consummation of the transactions contemplated hereby, save to the extent required by any Governmental Entity. In connection with Closing, Seller shall use its reasonable best efforts to amend the articles of association of CEL to be effective as of the Closing Date to enable Buyer to undertake a financial assistance procedure at Closing.

          5.8 EMPLOYEE MATTERS.

          (a) POST-CLOSING EMPLOYMENT OF SUBSIDIARY EMPLOYEES. Set forth on
Schedule 5.8 is a list of Subsidiary Employees who will not transfer to Buyer and its Affiliates or with the Group in connection with the transactions contemplated by this Agreement (such employees, "NON-RETAINED EMPLOYEES"). The Subsidiary Employees who are not Non-Retained Employees are referred to as "RETAINED EMPLOYEES." Buyer shall ensure that the terms and conditions of the continued employment of the Retained Employees after the Closing shall satisfy all requirements of applicable law. The Closing shall not, in itself, result in any interruption of the employment of the Retained Employees. Seller shall cooperate with Buyer by providing such information as Buyer may reasonably request to assist Buyer in complying with the foregoing obligations. Buyer and Seller shall cooperate so that, not later than the Closing or as soon as practicable and consistent with applicable law thereafter, the employment of the Non-Retained Employees by CMI, CEL or the relevant Subsidiary thereof is terminated; PROVIDED that Seller shall have the right, but not the obligation, to offer any Non-Retained Employee employment with Seller or one of its remaining Subsidiaries.

          (b) COMPENSATION AND BENEFITS GENERALLY. Until the first anniversary of the Closing Date, or for such longer period as may be required by applicable law, Buyer shall provide, or shall cause one of its Subsidiaries to provide, Retained Employees with (i) compensation and benefits that are substantially similar in the aggregate to the aggregate compensation (other than bonuses) and benefits provided to such employees immediately before Closing and (ii) such additional compensation and benefits, if any, as are required to be provided to Retained Employees pursuant to applicable law.

          (c) CREDITED SERVICE. With respect to Retained Employees who are employed in the United States only: Buyer shall recognize, or shall cause the appropriate Benefit Plan to recognize, (i) for purposes of satisfying any applicable deductibles during the coverage period that includes the Closing Date, any payment made by any Retained Employee towards the satisfaction of any deductibles in any Benefit Plan and (ii) for purposes of determining eligibility to participate, vesting and benefit accrual (other than for benefit accrual under any defined benefit plan) of Retained Employees, all service with Seller or any of its Subsidiaries, including service with predecessor employers that was recognized by Seller or any of its Subsidiaries. Buyer agrees that its health and welfare plans in which Retained Employees participate on and after Closing shall waive any pre-existing condition exclusion (to the extent such exclusion was waived under applicable health and welfare plans offered to the Retained Employees by Seller or any Subsidiary) and any proof of insurability for such Retained Employees and their eligible dependents.

          (d) SAVINGS PLAN ELECTIVE ROLLOVER. Buyer shall permit each Retained Employee who is a participant in the Seller Savings Plan, and who elects to receive a distribution of his or her account balance under the Seller Savings Plan, to effect a "direct rollover" (within the meaning of Section 401(a)(31) of the Code) of his or her account balance to a qualified savings plan sponsored by Buyer or one of its Subsidiaries PROVIDED that each of Buyer and Seller are reasonably satisfied, consistent with the regulations under Section 401(a)(31) of the Code, that the Seller Savings Plan and that Buyer Savings Plan, as applicable, meet the requirements under Section 401(a) on the date of such rollover.

          (e) FLEXIBLE SPENDING ACCOUNTS. Seller and Buyer shall take all actions necessary or appropriate so that, effective as of the Closing Date, (i) the account balances (whether positive or negative) (the "TRANSFERRED ACCOUNT BALANCES") under Crown Media Holdings, Inc. Cafeteria Plan (the "SELLER'S FLEX PLAN") of the Retained Employees who are participants in Seller's Flex Plan (the "COVERED EMPLOYEES") shall be transferred to one or more comparable plans of Buyer (collectively, the "BUYER'S FLEX PLAN"); (ii) the elections, contribution levels and coverage levels of the Retained Employees shall apply under the Seller's Flex Plan in the same manner as under the Seller's Flex Plan and (iii) the Retained Employees shall be reimbursed from the Seller's Flex Plan for claims incurred at any time during the plan year of the

Seller's Flex Plan in which the Closing Date occurs submitted to the Seller's Flex Plan from and after the Closing Date on the same basis and the same terms and conditions as under the Seller's Flex Plan. As soon as practicable after the Closing Date, and in any event within ten business days after the amount of the Transferred Account Balances is determined, Seller shall pay Buyer the net aggregate amount of the Transferred Account Balances, if such amount is positive, and Buyer shall pay Seller the net aggregate amount of the Transferred Account Balances, if such amount is negative.

          (f) RETENTION OF LIABILITIES BY SELLER. Except as specifically provided in this Section 5.8: (i) neither Buyer nor any of its Subsidiaries shall adopt, become a sponsoring employer of or have any obligations under or with respect to the CM Plans or any Employee Share Schemes operated by Seller or a member of Seller's Group, and Seller and its Subsidiaries shall be solely responsible for (and Seller hereby indemnifies Buyer and its Affiliates and the Group against) any and all Liabilities which have arisen or may arise under or in connection with any CM Plan or any Employee Share Schemes operated by Seller or a member of Seller's Group (including Liabilities arising from income or excise tax assessments, participant benefit claims, fiduciary conduct, or under Title IV of ERISA) and any and all Liabilities for Taxes in connection with such plans or schemes (save to the extent such Taxes have been reimbursed to Buyer, its Affiliates or the Group pursuant to such plan or scheme or Section 5.16(c) or 5.16(d)) and the settlement of any awards under any Employee Share Schemes operated by Seller or a member of Seller's Group and (ii) Seller and its Subsidiaries shall be solely responsible for any and all Severance Benefits of (and any other liabilities, costs, claims, obligations, expenses and/or demands relating to) any Non-Retained Employee. Seller and its Subsidiaries shall be solely responsible for (and Seller hereby indemnifies Buyer and its Affiliates and the Group against) any liabilities, costs, claims, obligations, expenses and/or demands arising out of or relating to accrued salaries (not including bonuses) and wages, vacation and sickness days and deferred employee compensation for all and any Subsidiary Employees accrued (even though not due and payable) up until and including Closing.

          (g) ASSUMPTION OF LIABILITIES BY BUYER. Except as specifically provided in this Section 5.8, Buyer and its Subsidiaries shall be solely responsible for any and all Liabilities (i) which have arisen or may arise under or in connection with any Subsidiary Plan (including Liabilities arising from income or excise tax assessments, participant benefit claims, fiduciary conduct, or under Title IV of ERISA); (ii) relating to or arising out of the employment of any Retained Employee by Buyer, CMI, CEL and their respective Subsidiaries, including, without limitation, all Liabilities for Severance Benefits arising out of or relating to any termination or deemed or constructive termination of employment of any Retained Employee that occurs at or after the Closing; and
(iii) relating to or arising out of any failure of Buyer to comply with the covenants set forth in Section 5.8(a).

          (h) CLAIMS. Without limiting the generality of Section 5.8(f) above, and except as specifically provided otherwise herein: (i) Seller and its Subsidiaries shall be solely responsible for (A) claims for Welfare Benefits arising under any CM Plans, and for workers' compensation, in each case that are incurred by or with respect to any Subsidiary Employee before the Closing Date;
(B) claims relating to COBRA Coverage under CM Plans attributable to "qualifying events" with respect to any Subsidiary Employee and his or her beneficiaries and dependents that occur on or before the Closing Date and, in both (A) and (B), Seller and its

Subsidiaries shall be solely responsible for claims by or with respect to any Non-Retained Employee on or after the Closing Date; and (ii) Buyer and its Subsidiaries shall be solely responsible for (A) claims for Welfare Benefits and for workers compensation, in each case that are incurred by or with respect to any Retained Employee on or after the Closing Date, and (B) claims relating to COBRA Coverage attributable to "qualifying events" with respect to any Retained Employee and his or her beneficiaries and dependents that occur after the Closing Date. For purposes of the foregoing, a medical/dental claim shall be considered incurred when the services are rendered, the supplies are provided or medication is prescribed, and not when the condition arose; PROVIDED that claims relating to a hospital confinement that begins on or before Closing but continues thereafter shall be treated as incurred on or before Closing. A disability or workers' compensation claim shall be considered incurred on or before Closing if the injury or condition giving rise to the claim occurs on or before Closing, but only if such claim is actually filed on or before the first anniversary of Closing.

          (i) ANNUAL BONUSES. Seller shall pay and be solely liable for the annual bonuses of the Retained Employees in respect of the calendar year 2004. Buyer shall be solely responsible for any and all annual bonus programs for Retained Employees for calendar year 2005, and shall be solely liable for paying any bonuses thereunder. Seller shall pay and be solely liable for all Liabilities arising out of any retention or transaction or stay bonuses that are or may become due as a result of the transactions to be effected by this Agreement to any Subsidiary Employee, including without limitation to Jeff Henry and/or Russell H. Givens and to any Vice President of any Group Company. Seller hereby indemnifies Buyer and its Affiliates against all Severance Benefits and other Liabilities, costs, claims, expenses and demands arising out of Jeff Henry exercising any of his rights pursuant to that certain letter from David Evans of Crown Media Holdings, Inc., dated January 9, 2004.

          (j) VACATION, PERSONAL TIME AND SICKNESS DAYS. Buyer shall provide each Retained Employee with credit for the same number of vacation, personal time and sickness benefit days he or she has accrued but not used in the calendar year in which the Closing Date occurs, PROVIDED, that, to the extent required by law, such amount shall be paid by Buyer in cash. Buyer shall treat all service accrued or deemed accrued prior to the Effective Time with Seller, CMI, CEL and their Subsidiaries and their respective predecessors, successors and assigns as service rendered to Buyer and its Affiliates for purposes of determining the rate of accrual of vacation benefits, personal time and sick days for Retained Employees. The amount of any accrued but unpaid vacation and personal time accrued by Retained Employees shall be properly reflected as a liability on the Balance Sheet.

          (k) RESERVATION OF RIGHTS/TERMINATION OF PARTICIPATION. Nothing contained in this Agreement shall restrict the ability of Buyer and its Subsidiaries to terminate the employment of any Retained Employee or Subsidiary Employees for any reason at any time after Closing. Moreover, nothing contained in this Agreement shall require Buyer and its Subsidiaries to maintain any specific Subsidiary Plan or other compensation or employee benefit plan, program, policy or practice following the Closing Date. As of Closing, all Retained Employees shall cease to participate as active employees in or accrue any additional benefits under any CM Plans.

          (l) SAVINGS CLAUSE. In no event shall any party hereto be required to comply with the provisions of this Section 5.8 to the extent that such provisions violate applicable law. With respect to any provision of this Section
5.8 that conflicts with applicable law or is finally determined by a court of competent jurisdiction to be unenforceable, the parties hereto hereby agree that such provision shall be reformed so that it is enforceable to the maximum extent permitted by law. If any of the provisions of this Section 5.8 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the rights of the parties to enforce any such provision in any other jurisdiction. The invalidity or unenforceability of any provision of this Section 5.8 shall not affect the validity or enforceability of any other provision of this Agreement.

          5.9 THIRD PARTY CONSENTS. (a) Other than as set forth in subsection
(b) below, the parties hereto shall reasonably cooperate to obtain any required third party consents and waivers pursuant to Section 6.2(c) and to obtain the fully executed and delivered Novation Agreements pursuant to Section 5.14(a). To the extent any Novation Agreement shall not be fully executed and delivered, Buyer shall enter into a Guaranty and Indemnity Agreement in respect thereto substantially in the form set forth on Exhibit I hereto.

          (b) With respect to the Contracts set forth on Schedule 5.9(b), Seller shall use its reasonable best efforts, including as set forth on Section 5.9(b), to obtain any required third party consents or waivers prior to Closing, or as soon thereafter as practicable, PROVIDED, that the manner in which Seller exercises such efforts shall be in its sole discretion. In the event that Seller is unable to obtain such required consents or waivers and any Contract set forth on Schedule 5.9(b) is terminated, Seller shall reimburse Buyer in respect of such Contract in an amount equal to the cost of services that are, in Buyer's reasonable opinion, substantially equivalent to those as provided under such Contract immediately prior to Closing, less the amount that would have otherwise been payable under such Contract following Closing pursuant to its terms in the event such Contract had not been so terminated, PROVIDED that Seller shall also be responsible for any termination costs, fees, accelerated payments or penalties in respect of the termination of such Contracts; PROVIDED, FURTHER, that nothing in this Section 5.9(b) shall relieve Buyer from its Liability for that amount that would have otherwise been payable under such Contract following Closing pursuant to its terms in the event such Contract had not been so terminated.

          5.10 DISTRIBUTIONS. At any time and from time to time prior to the Closing Date, Seller shall have the right to cause CMI, CEL or any of their Subsidiaries to declare any distribution of, or pay, distribute or dividend any cash, profits, surplus, capital, distributable reserves, retained earnings or Retained Assets of CMI, CEL or any of their Subsidiaries.

          5.11 NO ADDITIONAL REPRESENTATIONS. Buyer acknowledges that it and its representatives have received access to such books and records, facilities, equipment, contracts and other assets of CMI, CEL and their Subsidiaries which it and its representatives have desired or requested to review, and that it and its representatives have had full opportunity to meet with the management of Seller and its Subsidiaries to discuss the businesses and assets of CMI, CEL and their Subsidiaries. Buyer acknowledges that neither Seller nor any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding CMI, CEL or their Subsidiaries furnished or made available to Buyer and its representatives except as expressly set forth in this Agreement (which includes the Schedules hereto), and neither Seller nor any other Person shall have or be subject to any liability to Buyer or any other Person resulting from Seller's making available to Buyer or Buyer's use of any such information, including the presentation materials delivered to Buyer by UBS Securities LLC and dated May 12, 2004, as subsequently updated, supplemented or amended (the "CONFIDENTIAL MEMORANDUM") or any information, documents or material made available to Buyer in certain "data rooms," other management presentations (formal or informal) or in any other form in connection with the transactions contemplated hereby. Without limiting the foregoing, and except as expressly set forth in this Agreement (including the schedules hereto), Seller makes no representation or warranty to Buyer with respect to (a) the information set forth in the Confidential Memorandum or (b) any financial projection or forecast relating to Seller or its Subsidiaries, whether or not included in the Confidential Memorandum.

          5.12 UPDATING SCHEDULES. From and after the date of this Agreement and through the Closing Date, each party hereto agrees to notify the other parties if any information disclosed, or required to be disclosed, in the Schedules to this Agreement becomes incomplete, untrue, obsolete or inaccurate in any material respect. Any such notice or update to any Schedule to this Agreement shall not affect the rights of any party hereunder; PROVIDED, HOWEVER, that for purposes of Article 8 of this Agreement, the representations and warranties shall be qualified by any information provided pursuant to this Section. For the avoidance of doubt, no information provided pursuant to this Section shall, for the purposes of Article 8, qualify the representations and warranties as of the date of this Agreement.

          5.13 FINANCING COMMITMENTS. Buyer shall not amend or otherwise modify the Commitments attached hereto in any manner that would materially adversely affect Seller or materially delay the consummation of the transactions contemplated hereby. Buyer shall use its reasonable best efforts to cause the closing conditions in the Commitments which are wholly within its control to be satisfied, and shall use its commercially reasonable efforts to cause the closing conditions in the Commitments which are not wholly within its control to be satisfied. Buyer shall enforce its rights under the Commitments. In the event that any portion of such financing contemplated by the Commitments becomes unavailable, regardless of the reason therefor, Buyer shall use its reasonable efforts to obtain alternative financing as promptly as practicable from other sources.

          5.14 ADDITIONAL AGREEMENTS. (a) At or prior to Closing, Buyer shall enter into (i) a Lease Guaranty Novation Agreement substantially in the form set forth on Exhibit F hereto; (ii) a KSE Media Novation Agreement substantially in the form set forth on Exhibit G hereto and (iii) a Universal Programming Novation Agreement substantially in the form set forth on Exhibit H hereto (collectively, the "NOVATION AGREEMENTS") or, to the extent any Novation Agreement shall not be fully executed and delivered, Buyer shall enter into a Guaranty and Indemnity Agreement in respect thereto substantially in the form set forth on Exhibit I hereto.

          (b) The parties hereto acknowledge and agree that, notwithstanding anything contained herein to the contrary, neither this Agreement nor the transactions contemplated hereby shall in any way grant any rights, title or interest in or to the names, logos or marks which include the words "Hallmark" or "Crown," the crown symbol or any derivative thereof or thereto, whatsoever; PROVIDED, that Buyer and the Group shall be permitted by Seller to continue to use the name "Crown" as prior to the Closing Date for a period of 12 months following the Closing Date. On or before the 12-month anniversary of the Closing Date, (i) Buyer shall, and shall cause CMI, CEL and their respective Subsidiaries to (i) amend the organizational documents of CMI, CEL and their respective Subsidiaries to change their names to a name which does not include "Crown" or any other similar names and (ii) remove all names, logos or marks which include such words from, or render the same illegible on, all assets, signage, supplies and stationary, owned or used by CMI, CEL or any of their Subsidiaries.

          (c) Seller shall be responsible solely for the programming license fees incurred by CMI, Buyer, or Buyer's nominee, as applicable, for the period beginning at the Closing Date and ending on the expiry of the two-month period following the Closing Date pursuant to the terms and conditions of the Amended Program License Agreement in effect as of the Closing Date (the "LICENSE FEES"). For clarification purposes, the amount of any License Fees shall be determined as follows:

            a = the quotient of b divided by c multiplied by d

            where:

            a =   the amount of any License Fees;
            b =   the number of days for which a Window is open during the
                  two-month period following the Closing Date;
            c = the total number of days within the relevant Window; and d = the total license fee payable in respect of the relevant
                  Window.

In no event shall Seller have any liability for any license fees, costs or other obligations under the Program License Agreement or the Amended Program License Agreement arising out of or related to any amendment, renewal or other modification to the Program License Agreement or the Amended Program License Agreement entered into after the Closing Date, PROVIDED, that no amendment, renewal or other modification to the Program License Agreement or the Amended Program License Agreement entered into following the Closing Date shall reduce or otherwise discharge Seller's obligations hereunder unless expressly set forth therein. Notwithstanding anything to the contrary, but other than as a result of Seller's breach of its payment obligations under this Section 5.14(c) Seller shall not be responsible for any liability arising out of or related to any breach of the Program License Agreement or the Amended Program License Agreement or failure to perform any obligation under the Program License Agreement or the Amended Program License Agreement, or any other act or omission by any Person that causes any other liability under the Program License Agreement or the Amended Program License Agreement, where such breach, failure, act or omission occurs after Closing. Buyer shall, or shall cause its nominee to, promptly provide Seller, or its designee, with all information necessary to enable Seller to calculate and pay promptly when due the License Fees. Buyer shall, or shall cause its nominee to, promptly provide Seller, or its designee, with notice of any amendment, termination, renewal, extension or other modification to the Amended Program License Agreement, together with a copy thereof.

          (d) Seller shall be responsible solely for payments of the Service Charge (as defined in the Hot Bird Contract but being deemed for the purposes of this Section 5.14(d) to include: (i) any interest that may become payable by CMI under the Hot Bird Contract in respect of any Service Charge as a result of Seller's failure to timely pay the Service Charges required under this provision and (ii) any Taxes (other than VAT) that may become payable by CMI in respect of any Service Charge pursuant to the terms of the Hot Bird Contract in effect as of the Closing Date) that become due and payable by or accrue in respect of CMI during the period beginning with the Closing Date and ending on November 30, 2008 pursuant to the terms and conditions of the Hot Bird Contract in effect as of the Closing Date; PROVIDED, that, in the event that any services to be provided by BT under the Hot Bird Contract become unavailable prior to such date (in whole or in part) in circumstances where CMI is excused from its obligation to pay for such services under the Hot Bird Contract (in whole or in part), Seller shall be responsible for any Termination Payments (as defined in the Hot Bird Contract) (including interest payments) and any other payments for transponder services obtained by Buyer (substantially similar to those provided under the Hot Bird Contract prior to such unavailability); PROVIDED, FURTHER, notwithstanding anything contained herein to the contrary, at no time shall Seller be liable to Buyer for Termination Payments or other amounts in excess of the remaining Service Charges as would have been payable pursuant to the terms of the Hot Bird Contract had the Hot Bird Contract continued on its terms as of the Closing Date through November 30, 2008. In no event shall Seller have any liability for any Service Charge, fee, cost or other obligation under the Hot Bird Contract arising out of or related to any amendment, renewal, extension or other modification to the Hot Bird Contract entered into after the Closing Date; PROVIDED, that no amendment, renewal, extension or other modification to the Hot Bird Contract entered into following the Closing Date shall reduce or otherwise discharge Seller's obligations hereunder unless expressly set forth therein. Notwithstanding anything to the contrary, but other than as a result of Seller's breach of its payment obligations under this Section 5.14(d), Seller shall not be responsible for any liability arising out of or related to any breach of the Hot Bird Contract or failure to perform any obligation under the Hot Bird Contract, or any other act or omission by any Person that causes any other liability under the Hot Bird Contract, where such breach, failure, act or omission occurs after Closing. Buyer shall, or shall cause CMI to, promptly provide Seller, or its designee, with notice of any amendment, termination, renewal, extension or other modification to the Hot Bird Contract, together with a copy thereof. If Seller fails to pay any amount of the Service Charge as it falls due in accordance with the terms of the Hot Bird Contract, upon 48 hours prior written notice by Buyer to Seller, Buyer shall be entitled to pay such amount directly to BT, and Seller shall promptly reimburse to Buyer such amount. Seller shall pay to CMI at the same time it pays the Service Charge to BT any amount of the Service Charge that would have been payable to BT but for the application of any Service Credits (as defined in the Hot Bird Contract) by BT in respect of the relevant period.

          (e) Seller shall be responsible for payments of the Lease Fee (as defined in the PAS-9 Agreement but being deemed for the purposes of this Section 5.14(e) to include: (i) any interest that may become payable by CMI under the PAS-9 Agreement in respect of any Lease Fee as a result of Seller's failure to timely pay the Lease Fees required under this provision and (ii) any Taxes (other than VAT) that may become payable by CMI in respect of any Lease Fee pursuant to the terms of the PAS-9 Agreement in effect as of the Closing Date) solely to the extent in respect of the reorganization charge related to Seller's 2002 reorganization, in an amount equal to that amount set forth on the Closing Statement under the line item "Reorganization Provision" related to the PAS-9 Agreement (which shall be expressed as a gross amount and not as a net present value of a gross amount and for clarification purposes, the net present value of such amount, applying a discount rate of 8.75% per annum, was $5,520,689.08 as of December 31, 2004) that become due and payable by or accrue in respect of CMI during the period beginning with the Closing Date and ending on March 31, 2011 pursuant to the terms and conditions of the PAS-9 Agreement in effect as of the Closing Date; PROVIDED, that, in the event that the any services to be provided by PanAmSat International Systems, Inc. under the PAS-9 Agreement become unavailable prior to such date (in whole or in part) in circumstances where CMI is excused from its obligation to pay for such services under the PAS-9 Agreement (in whole or in part), Seller shall be responsible for any Termination Payments (as defined in the PAS-9 Agreement) (including interest payments) and any other payments for transponder services obtained by Buyer (substantially similar to those provided under the PAS-9 Agreement prior to such unavailability); PROVIDED, FURTHER, notwithstanding anything contained herein to the contrary, at no time shall Seller be liable to Buyer for Termination Payments or other amounts in excess of the remaining Lease Fees as would have been payable pursuant to the terms of the PAS-9 Agreement had the PAS-9 Agreement continued on its terms as of the Closing Date through March 31, 2011. In no event shall Seller have any liability for any Lease Fee, cost or other obligation under the PAS-9 Agreement arising out of or related to any amendment, renewal, extension or other modification to the PAS-9 Agreement entered into after the Closing Date; PROVIDED, that no amendment, renewal, extension or other modification to the PAS-9 Agreement entered into following the Closing Date shall reduce or otherwise discharge Seller's obligations hereunder unless expressly set forth therein. Notwithstanding anything to the contrary, but other than as a result of Seller's breach of its payment obligations under this
Section 5.14(e), Seller shall not be responsible for any liability arising out of or related to any breach of the PAS-9 Agreement or failure to perform any obligation under the PAS-9 Agreement, or any other act or omission by any Person that causes any other liability under the PAS-9 Agreement, where such breach, failure, act or omission occurs after Closing. Buyer shall, or shall cause CMI to, promptly provide Seller, or its designee, with notice of any amendment, termination, renewal, extension or other modification to the PAS-9 Agreement, together with a copy thereof. If Seller fails to pay any amount of the Lease Fee (solely to the extent in respect of the reorganization charge related to Seller's 2002 reorganization) as it falls due in accordance with the terms of the PAS-9 Agreement, upon 48 hours prior written notice by Buyer to Seller, Buyer shall be entitled to pay such amount directly to PanAmSat International Systems, Inc., and Seller shall promptly reimburse to Buyer such amount.

          (f) Seller shall be responsible for payments of the Rental Amount (as defined in Section 4.02 of the APSTAR-IIR Agreement but being deemed for the purposes of this Section 5.14(f) to include (i) any interest that may become payable by CMI under the APSTAR-IIR Agreement in respect of any Rental Amount as a result of Seller's failure to timely pay the Rental Amounts required under this provision and (ii) any Taxes (other than VAT) that may become payable by CMI in respect of any Rental Amount pursuant to the terms of the APSTAR-IIR Agreement in effect as of the Closing Date) solely to the extent in respect of the reorganization charge related to Seller's 2002 reorganization, in an amount equal to that amount set forth on the Closing Statement under the line item "Reorganization Provision" related to the APSTAR-IIR Agreement (which shall be expressed as a gross amount and not as a net present value of a gross amount and for clarification purposes, the net present value of such amount, applying a discount rate of 8.75% per annum, was $3,559,871.34 as of December 31, 2004) that become due and payable by or accrue in respect of CMI during the period beginning with the Closing Date and ending on July 1, 2008 pursuant to the terms and conditions of the APSTAR-

IIR Agreement in effect as of the Closing Date; PROVIDED, that in the event that any services to be provided by APT Satellite Enterprise Limited under the APSTAR-IIR Agreement become unavailable prior to such date (in whole or in part) in circumstances where CMI is excused from its obligation to pay for such services under the APSTAR-IIR Agreement (in whole or in part), Seller shall be responsible for any termination payments (as required under the APSTAR-IIR Agreement) (including interest payments) and any other payments for transponder services obtained by Buyer (substantially similar to those provided under the APSTAR-IIR Agreement prior to such unavailability); PROVIDED, FURTHER, notwithstanding anything contained herein to the contrary, at no time shall Seller be liable to Buyer for amounts in excess of the remaining Rental Amounts as would have been payable pursuant to the terms of the APSTAR-IIR Agreement had the APSTAR-IIR Agreement continued on its terms as of the Closing Date through July 1, 2008. In no event shall Seller have any liability for any Rental Amount, fee, cost or other obligation under the APSTAR-IIR Agreement arising out of or related to any amendment, renewal, extension or other modification to the APSTAR-IIR Agreement entered into after the Closing Date; PROVIDED, that no amendment, renewal, extension or other modification to the APSTAR-IIR Agreement entered into following the Closing Date shall reduce or otherwise discharge Seller's obligations hereunder unless expressly set forth therein. Notwithstanding anything to the contrary, but other than as a result of Seller's breach of its payment obligations under this Section 5.14(f), Seller shall not be responsible for any liability arising out of or related to any breach of the APSTAR-IIR Agreement or failure to perform any obligation under the APSTAR-IIR Agreement, or any other act or omission by any Person that causes any other liability under the APSTAR-IIR Agreement, where such breach, failure, act or omission occurs after Closing. Buyer shall, or shall cause CMI to, promptly provide Seller, or its designee, with notice of any amendment, termination, renewal, extension or other modification to the APSTAR-IIR Agreement, together with a copy thereof. If Seller fails to pay any amount of the Rental Amount (solely to the extent in respect of the reorganization charge related to Seller's 2002 reorganization) as it falls due in accordance with the terms of the APSTAR-IIR Agreement, upon 48 hours prior written notice by Buyer to Seller, Buyer shall be entitled to pay such amount directly to APT Satellite Enterprise Limited, and Seller shall promptly reimburse to Buyer such amount.

          (g) Seller shall pay to Buyer or Buyer's nominee, such amounts as are equal to the rental charges due and payable by or accruing in respect of CMI under the High Pointe Lease from time to time, one business day in advance of such rental charges becoming due and payable, solely to the extent in respect of the reorganization charge related to Seller's 2002 reorganization, in an amount equal to that amount set forth on the Closing Statement under the line item "Reorganization Provision" related to the High Pointe Lease (which shall be expressed as a gross amount and not as a net present value of a gross amount and for clarification purposes, the net present value of such amount, applying a discount rate of 8.75% per annum, was $1,060,104.00 as of December 31, 2004) during the period beginning with the Closing Date and ending on September 10, 2008 pursuant to the terms and conditions of the High Pointe Lease in effect as of the Closing Date. In no event shall Seller have any liability for any rental charges, fees, costs or other obligations under the High Pointe Lease arising out of or related to any amendment, renewal, extension or other modification to the High Pointe Lease entered into after the Closing Date; PROVIDED, that no amendment, renewal, extension or other modification to the High Pointe Lease entered into following the Closing Date shall reduce or otherwise discharge Seller's obligations hereunder unless expressly set forth therein. Notwithstanding anything to the contrary, but other than as a result of Seller's breach of its payment obligations under this Section 5.14(g), Seller shall not be responsible for any liability arising out of or related to any breach of the High Pointe Lease or failure to perform any obligation under the High Pointe Lease, or any other act or omission by any Person that causes any other liability under the High Pointe Lease, where such breach, failure, act or omission occurs after Closing. Buyer shall, or shall cause CMI to, promptly provide Seller, or its designee, with notice of any amendment, termination, renewal, extension or other modification to the High Pointe Lease, together with a copy thereof.

          (h) Following Closing, Seller shall make available to Buyer such information as Buyer may reasonably request relating to insurance coverage of the Group to the extent in respect of a potential loss by the Group. Following Closing, Buyer may notify to Seller claims under insurance policies held or previously held by Seller or another member of Seller's Group in respect of insured losses or liabilities of any Group Company incurred or suffered by such Group Company prior to Closing. Seller shall, and shall procure that members of Seller's Group shall, subject to Buyer indemnifying Seller to Seller's reasonable satisfaction against all reasonable out-of-pocket expenses in this respect, use commercially reasonable efforts to make a recovery under any such policy of insurance. For the avoidance of doubt, the parties hereto acknowledge and agree that, following the Closing Date, Seller shall not be obligated to maintain or otherwise provide any insurance coverage in favor of the Group or its properties or assets.

          5.15 TAX MATTERS.

          (a) COOPERATION AND EXCHANGE OF INFORMATION. Seller and Buyer shall provide each other, and Seller shall cause the relevant member of Seller's Group to provide Buyer, with such assistance as may reasonably be requested by each of them in connection with (i) the preparation of any Tax Returns required to be filed (x) by any Group Company (or with respect to the income, properties or operations of CMI or CEL) or (y) with respect to the CMI Membership Interests and the CEL Shares and (ii) any audit or other examination by any Tax authority or any judicial or administrative proceedings relating to such Tax Returns. Seller, Buyer and the relevant Member of Seller's Group shall retain for the full period of any statute of limitations all Tax Returns, schedules and work papers, and all material records and other documents relating to Tax matters, of the Group Companies, and shall provide to each other, any records or information reasonably requested in connection with the preparation of such Tax Returns or any audit, examination or proceeding relating to such Tax Returns.

          (b) TAX RETURNS.

               (i) Seller shall prepare and file (or cause to be prepared and filed) in a timely manner all Tax Returns of CMI, CEL and any of their Subsidiaries (and with respect to the income, properties or operations of CMI and CEL) that are due on or before the Closing Date. Seller shall prepare such Tax Returns, and each item thereon shall be treated, in a manner consistent with past practices employed by CMI, CEL and their respective Subsidiaries, as appropriate, unless otherwise required by law; PROVIDED, HOWEVER, that for the avoidance of doubt the foregoing shall not apply to any Tax Returns of Seller's Affiliated Group.

               (ii) Buyer shall prepare and file (or cause to be prepared and filed) in a timely manner all Tax Returns of CMI, CEL and any of their Subsidiaries (and with respect to the income, properties or operations of CMI and CEL) for any Pre-Closing Period that are due after the Closing Date and for any Straddle Period. Buyer shall prepare such Tax Returns, and each item thereon shall be treated, in a manner consistent with past practices employed by CMI, CEL and their respective Subsidiaries, as appropriate, unless otherwise required by law. Buyer shall provide Seller with a copy of such completed Tax Return (and, in the case of any Tax Return for a Straddle Period, a statement certifying the amount of Tax shown on such Tax Return that is allocable to Seller in accordance with Section 5.15(f) hereof), together with appropriate supporting information and schedules, at least 20 business days prior to the due date (including any extension thereof) for the filing of such Tax Return. Seller shall have the right to review and comment on such Tax Returns prior to the filing thereof. In the case of any Tax Return for a Pre-Closing Period, Buyer shall make any changes reasonably requested by Seller with respect to any such Tax Return. No Tax Return for a Pre-Closing Period shall be filed without Seller's prior written approval (which approval shall not be unreasonably withheld, conditioned or delayed).

               (iii) Buyer shall prepare and file (or cause to be prepared and filed) in a timely manner all Tax Returns of CMI, CEL and any of their Subsidiaries (and with respect to the income, properties or operations of CMI and CEL) for any Post-Closing Period.

          (c) TAX PAYMENTS.

               (i) Seller shall pay (or cause to be paid) to the relevant Tax authority all Taxes shown on Tax Returns required to be filed by Seller pursuant to Section 5.15(b)(i) hereof on or prior to the due date for payment thereof.

               (ii) Buyer shall pay (or cause to be paid) to the relevant Tax authority all Taxes shown on Tax Returns required to be filed by Buyer pursuant to Section 5.15(b)(ii) hereof on or prior to the due date for payment thereof. Seller shall remit to Buyer (x) the amount of such Taxes, in the case of Pre-Closing Periods or (y) the portion of such Taxes that is allocable to Seller in accordance with Section 5.15(g) hereof, in the case of Straddle Periods (except, in each case, to the extent reflected in the calculation of Net Capital). Payment of such amounts shall be made to Buyer in immediately available funds at least two business days before the date on which such Taxes are due.

               (iii) Buyer shall pay (or cause to be paid) to the relevant Tax authority all Taxes shown on Tax Returns required to be filed by Buyer pursuant to Section 5.15(b)(iii) hereof on or prior to the due date for payment thereof.

          (d) TAX INDEMNITY. Except to the extent reflected in the calculation of Net Capital, Seller shall defend, indemnify and hold Buyer and each Group Company harmless from and against any (i) Taxes of or with respect to CMI, CEL or any of their Subsidiaries, or for which any of them may be liable, for any Pre-Closing Period (or portion of a Straddle Period ending on the Closing Date), (ii) Taxes of or which are primarily the liability of Seller's Affiliated Group and (iii) any Taxes imposed on any Group Company arising as a result of a breach of the representations and warranties contained in Section 3.11, in each case together with reasonable out-of-pocket attorneys' and accountants' fees and, in each case, without duplication of amounts previously paid by Seller pursuant to Section 5.15(c)(i). Indemnity payments under this Section 5.15(d) shall be made to Buyer in immediately available funds at least two business days before the date payment of the Taxes to which such payment relates is due, or, if such Tax has been paid by Buyer or any of its Affiliates, within ten days after written demand is made for such payment.

          (e) TAX REFUNDS/BENEFITS. Any credit which has the result of reducing the Tax payable by a Group Company in any Post-Closing Period and any Tax credit or refund (including any interest with respect thereto), in each case relating to CMI, CEL and any of their Subsidiaries for any Pre-Closing Period (or portion of any Straddle Period ending on the Closing Date) shall be the property of Seller, and if received by Buyer, CEL, CMI or any of their Subsidiaries shall be payable promptly to Seller (other than any credit or Tax refund that arises out of the carry back of a loss or credit incurred by any Group Company in the Post-Closing Period). Any other Tax refund or credit shall be the property of Buyer.

          (f) CONTESTS.

               (i) After the Closing, Buyer shall promptly notify Seller in writing of (x) any correspondence from any Tax authority relating to any Tax Return filed by Seller pursuant to Section 5.15(b)(i) or by Buyer pursuant to Section 5.15(b)(ii) and (y) any written notice of a proposed assessment or claim in an audit or administrative or judicial proceeding involving CMI, CEL or any of their Subsidiaries (clauses
          (x) and (y) together, a "TAX CONTEST") which, if determined adversely to the taxpayer, would be grounds for indemnification by Seller (including any payment under Section 5.15(c)); PROVIDED, HOWEVER, that a failure to give such notice will not affect Buyer's right to indemnification (including any payment under Section 5.15(d)) hereunder except to the extent, if any, that, but for such failure, such Group Company and Seller could have avoided the Tax liability in question.

               (ii) In the case of a Tax Contest that relates to a Pre-Closing Period, Seller shall have the right at its expense to control the conduct of such Tax Contest; PROVIDED that (x) Seller shall indemnify any Group Company in respect of all third-party costs and expenses incurred by such Group Company at Seller's request in connection with such Tax Contest, (y) Seller shall keep Buyer informed of all material progress (and shall send Buyer copies of all material correspondence relating thereto) of the Tax Contest and (z) Seller shall not enter into any compromise or agree to settle any claim pursuant to such Tax Contest with respect to any issue that recurs for any Straddle Period or Post-Closing Period or any item resulting in a reciprocal adjustment to any Straddle Period or Post-Closing Period without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed). Buyer also may participate at its own expense in any such Tax Contest and, if Seller does not notify Buyer within 30 days of receiving notice of such Tax Contest pursuant to Section 5.15(e)(i) hereof of its intent to assume the defense of such Tax Contest, Buyer may defend the same in such manner as it may deem appropriate, including, but not limited to, settling such Tax Contest after giving five days' prior written notice to Seller setting forth the terms and conditions of settlement.

               (iii) In the case of a Tax Contest that relates to a Straddle Period, (x) each of Seller and Buyer may participate in the Tax Contest, and (y) the Tax Contest shall be controlled by that party which would bear the burden of the greater portion of the adjustment (the "CONTROLLING PARTY"); PROVIDED that (a) the Controlling Party shall indemnify any Group Company in respect of all third-party costs and expenses incurred by such Group Company at the Controlling Party's request in connection with such Tax Contest, (b) the Controlling Party shall keep the other party informed of all material progress (and shall send such party copies of all material correspondence relating thereto) of the Tax Contest and (c) if Seller is the Controlling Party, Seller shall not enter into any compromise or agree to settle any claim pursuant to such Tax Contest with respect to any issue that recurs for any Straddle Period or Post-Closing Period or any item resulting in a reciprocal adjustment to any Straddle Period or Post-Closing Period without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed). The principle set forth in clause (b) of the preceding sentence also shall govern for purposes of deciding any issue that must be decided jointly (in particular, choice of judicial forum) in situations in which separate issues are otherwise controlled hereunder by Buyer and Seller.

               (iv) In the case of a Tax Contest that relates to a Post-Closing Period, Buyer shall have the right at its expense to control the conduct of such Tax Contest.

               (v) Except as provided in paragraph (ii) above, neither Buyer nor Seller shall enter into any compromise or agree to settle any claim pursuant to any Tax Contest which would adversely affect the other party for such year or a subsequent year, or which would result in a payment under Section 5.15(d), without the written consent of the other party, which consent may not be unreasonably withheld. Buyer and Seller agree to cooperate, and Buyer agrees to cause CMI, CEL and any of their Subsidiaries to cooperate, in the defense against or compromise of any claim in any Tax Contest.

          (g) ALLOCATION OF TAX FOR STRADDLE PERIODS. With respect to any Tax that is payable with respect to a Straddle Period, the portion of any such Tax allocable to the portion of the period ending on the Closing Date shall be deemed to equal: (i) in the case of Taxes that are based upon or related to income or receipts, the amount that would be payable if the taxable year ended with the Closing Date (giving effect to any Tax credit or net operating loss carryover available as of the Closing Date), and (ii) in the case of Taxes imposed on a periodic basis and measured by the level of any item, the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the period ending with the Closing Date and the denominator of which is the number of calendar days in the entire period.

          (h) MISCELLANEOUS. On and prior to the Closing Date, Seller and the relevant members of Seller's Group shall not, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) make or revoke, or cause or permit to be made or revoked, any Tax election of any Group Company, or adopt or change any method of accounting of any Group Company, in each case that would adversely affect such Group Company after the Closing Date.

          (i) TAX RETURNS OF SELLER'S AFFILIATED GROUP. Notwithstanding any other provision of this Agreement, (i) Seller's Affiliated Group shall be entitled to control in all respects, and neither Buyer nor any of its Affiliates shall be entitled to participate in, any Tax Contest or other Tax proceeding with respect to any consolidated, combined or unitary Tax Return that includes any member of Seller's Affiliated Group and (ii) no member of Seller's Affiliated Group shall be required to provide any person with any consolidated, combined or unitary Tax Return or copy thereof that includes any member of Seller's Affiliated Group (PROVIDED, HOWEVER, that to the extent that such Tax Returns would be required to be delivered but for this Section 5.15(i), the person that would be required to deliver such Tax Returns shall instead deliver pro forma Tax Returns relating solely to the relevant Group Company).

          5.16 POST-CLOSING WITHHOLDING OBLIGATIONS. If (i) any of the shares in Seller or any member of Seller's Group (including Crown Media Holdings, Inc.) are acquired by, released to or otherwise vest in any Subsidiary Employees or former Subsidiary Employees under any Benefit Plan and (ii) that event would give rise to an obligation on Buyer's group to account to the Inland Revenue or any other authority wherever situated any liability for Tax (including without limitation employers' and employees' national insurance contributions or any other tax or social security liabilities in any jurisdiction) arising in respect of such acquisition, release or vesting:

          (a) Seller shall permit the Subsidiary Employees and former Subsidiary Employees to participate after Closing in any facility it or any member of Seller's Group operates to allow for the collection of Tax liabilities;

          (b) Seller shall notify Buyer of such acquisition, release or vesting within seven days and shall in such notice include the identity of the Subsidiary Employee or former Subsidiary Employee, the price, if any, being paid for the shares, the number of shares, and market value of shares and the date on which such Tax liabilities arose together with any further information which may be required to calculate such Tax liabilities;

          (c) Seller shall require the relevant Subsidiary Employee or former Subsidiary Employee to pay to his employer, former employer or Seller an amount equal to the Tax liabilities (other than employers' national insurance contributions or employers' social security liabilities in any jurisdiction) and Seller shall, except to the extent that Seller has made payment to Buyer in respect thereof pursuant to Section 5.15(d), account to Buyer forthwith on receipt of any sums received by Seller and Buyer shall pay such sums received from Seller to the Inland Revenue or other relevant authority forthwith, and Buyer shall indemnify and hold harmless

Seller against any Liability related to Buyer's failure to pay such sums to Inland Revenue or other relevant authority forthwith; and

          (d) Seller shall, except to the extent that Seller has made payment to Buyer in respect thereof pursuant to Section 5.15(d), pay to Buyer an amount equal to the employers' national insurance contributions or employers' social security liabilities in any jurisdiction arising in respect of such acquisition, release or vesting, and Buyer shall pay such sums received from Seller to the Inland Revenue or other relevant authority forthwith, and Buyer shall indemnify and hold harmless Seller against any Liability related to Buyer's failure to pay such sums to Inland Revenue or other relevant authority forthwith.

          (e) Seller agrees to make all returns of information required to be supplied in respect of any Benefit Plan to all relevant tax authorities wherever situated within the appropriate time limits and to supply copies of the returns to Buyer within 14 days after Seller files the returns with the relevant tax authorities.

          5.17 CONFIDENTIALITY. (a) In respect of Confidential Information of or relating to Seller's Group or Seller's Affiliated Group ("SELLER CONFIDENTIAL INFORMATION"), Buyer shall not, and shall procure that no Affiliate of Buyer or any director, officer or employee or adviser or agent of Buyer shall, use or disclose to any person any Seller Confidential Information, and (b) in respect of Confidential Information of or relating to Buyer ("BUYER CONFIDENTIAL INFORMATION"), Seller shall not, and shall procure that no other member of Seller's Group or Seller's Affiliated Group or any director, officer or employee or adviser or agent of Seller's Group or Seller's Affiliated Group shall, use or disclose to any person any Buyer Confidential Information. Clauses (a) and (b) do not apply (where the party receiving the Confidential Information is the "RECEIVING PARTY") to (i) Confidential Information which at the time of disclosure to the Receiving Party was generally available to the public other than by a breach of clauses (a) and (b), (ii) Confidential Information which was already in the possession of the Receiving Party on a non-confidential basis prior to disclosure to such Receiving Party, (iii) Confidential Information which becomes available to the Receiving Party on a non-confidential basis from a third party, PROVIDED that such third party is not known by such Receiving Party to be in breach of an obligation of confidentiality in respect of such Confidential Information, (iv) disclosure by Seller of Buyer Confidential Information to or at the written request of Buyer, (v) disclosure by Buyer of Seller Confidential Information to or at the written request of Seller, (vi) use or disclosure of Confidential Information required to be disclosed by law, regulation, any revenue authority or any listing authority or exchange, or (vii) disclosure of Confidential Information to affiliates, officers, directors, employees, agents, representatives, professional advisers (including legal counsel, accountants and auditors) for the purpose of advising Seller or Buyer (as applicable) (each a "RELATED PARTY"), PROVIDED, that such Related Party shall be instructed as to the confidential nature of such Confidential Information.

          5.18 INDEMNITY. Seller shall defend, indemnify and hold the Indemnified Buyers harmless from and against any and all Losses which may be incurred or suffered by the Indemnified Buyers or any of them, arising out of or relating to (a) HEN (L) Limited, a company registered in Labuan or (b) the termination or purported termination of that certain Channel Distribution Agreement, dated as of April 1, 2000, by and between Crown Media, Inc. (n/k/a/ Crown Media International, LLC) and TVTEL Grande Porto-Communicacoes, S.A.,

PROVIDED that such indemnification shall be net of any amounts received by Buyer or any of its Affiliates, including without limitation (after Closing), any Group Company, in respect of such contract.

          5.19 VOTING; SUBSIDIARY INTERESTS. (a) Seller acknowledges that, immediately following Closing until such time as the transfer(s) of the Purchased Interests have been registered in the register of members of CEL or CMI (as the case may be), Seller will hold the Purchased Interests registered in its name on trust for and as nominee for Buyer or its nominees and undertakes to hold all dividends and distributions and exercise all voting rights available in respect of the Purchased Interests in accordance with the directions of Buyer or its nominees and if Seller is in breach of the undertakings contained in this
Section 5.19 Seller irrevocably authorises Buyer to appoint some person or persons to execute all instruments or proxies (including consents to short notice) or other documents which Buyer or its nominees may reasonably require and which may be necessary to enable Buyer or its nominees to attend and vote at general meetings of CMI and CEL and to do any thing or things necessary to give effect to the rights contained in this Section 5.19; PROVIDED that Buyer shall use its commercially reasonable efforts to cause the Purchased Interests to be registered in its name or the name of its nominee as soon as possible following the Closing.

          (b) In the event that any Subsidiary of any Group Company shall not be wholly owned as of the Closing Date, Seller shall cause such unowned interests to be conveyed to Buyer or Buyer's nominee free of charge as soon as practicable after the Closing Date.

                                   ARTICLE 6

                             CONDITIONS TO CLOSING

          6.1 CONDITIONS OF EACH PARTY'S OBLIGATION TO CLOSE. The obligation of the parties hereto to consummate the transactions contemplated hereby shall be subject to the fulfillment, at or before Closing, of the conditions set forth below in this Section 6.1. The parties hereto may mutually agree to waive any or all of these conditions.

          (a) Without prejudice to Buyer's obligations in Section 5.6, it being established that it is not the intention of the European Commission, pursuant to Council Regulation (EC) 139/2004, to initiate proceedings under Article 6(1)(c) or make a referral to a competent authority of the United Kingdom or another member state of the European Union or EFTA under Article 9(1) in respect of the proposed acquisition.

          (b) All required filings having been made and all or any applicable waiting and other time periods (including extensions thereto) under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended) and the regulations thereunder having expired, lapsed or been terminated as appropriate in respect of the proposed acquisition.

          (c) Without prejudice to Buyer's obligations in Section 5.6, in the event that the UK Secretary of State serves a European intervention notice under
Section 67(2) of the UK Enterprise Act 2002 (the "2002 ACT") the Secretary of State not making a reference to the UK

Competition Commission under Section 67 of the 2002 Act in respect of the proposed acquisition.

          (d) All authorizations, orders, grants, consents, clearances, licenses, permissions and approvals from the relevant competition authorities of Governmental Entities in any jurisdiction necessary for, or in respect of, the proposed acquisition being obtained, except where the failure to obtain such authorizations, orders, grants, consents, clearances, licenses, permissions and approvals would not reasonably be expected to have a Company Material Adverse Effect.

          (e) As of the Closing Date, without prejudice to Buyer's obligations in Section 5.6, there shall be no statute, regulation, injunction, restraining order or decree of any nature of any court or governmental agency or body of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement.

          (f) All of the conditions precedent set forth in the Asset Purchase Agreement shall been satisfied or waived (in accordance with the Asset Purchase Agreement) save for those for which Closing is necessary.

          (g) The approval of the transactions contemplated hereby under the Credit Agreement and the written authorization of the necessary lenders under the Credit Agreement to file UCC-3s as are required to release all Liens to which all or any of the Purchased Interests, any Group Company or any assets of any Group Company are subject in respect of borrowings pursuant to the Credit Agreement.

          6.2 CONDITIONS TO BUYER'S OBLIGATION TO CLOSE. The obligation of Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment, at or before Closing, of all of the conditions set forth below in this Section 6.2. Buyer may waive in writing any or all of these conditions in whole or in part without prior notice.

          (a) The representations and warranties of Seller contained in Article 3 shall be true and correct on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date (except for representations and warranties which are as of a particular date, which shall be true and correct as of such date), except in either such case to the extent that the breach thereof would not reasonably be expected to have a Company Material Adverse Effect, and Seller shall have performed in all material respects its obligations and complied in all material respects with its agreements and covenants required by this Agreement to be performed or complied with on its part on or prior to the Closing Date.

          (b) Buyer shall have received from Seller a certificate dated as of the Closing Date and signed by an authorized officer of Seller certifying its compliance with the conditions set forth in Section 6.2(a).

          (c) Seller shall have obtained (i) all consents of the parties to the agreements or consents listed on Schedule 6.2(c), (ii) all waivers from such parties of any rights (including rights of termination) and remedies such parties would be entitled to exercise as a result of the transactions contemplated by this Agreement, and (iii) written confirmation from Universal

Studios International BV that the counterparty to the program license agreement dated March 26, 2004 (and revised May 7, 2004) and referred to in Schedule 6.2(c) is CEL and not CMI.

          (d) Since December 31, 2004, there shall not have occurred any event, development or change which, individually or in the aggregate, has had a Company Material Adverse Effect.

          (e) Each of the Transaction Agreements in substantially the forms set forth in the Exhibits hereto shall have been duly executed and delivered by the parties thereto other than Buyer (save that immediately prior to Closing, the Amended Program License Agreement shall be amended as follows: (i) Schedule A and Schedule C thereto shall be amended and updated such that all pictures identified in Schedule A with Windows opening between 1st January 2005 and the Closing Date shall be deleted from Schedule A and inserted in Schedule C and
(ii) the rights and obligations of the parties thereto contained therein shall be bifurcated between two separate agreements (the first being in relation to rights in the UK and Eire and the second being in relation to rights in the rest of the world (excluding the UK and Eire and the USA)).

          (f) The Debt Agreement shall have been entered into substantially on the basis of the terms set forth in the Debt Commitment Letter, and Buyer shall be contractually entitled to drawdown and receive funds under the Debt Agreement, and the conditions to drawdown thereunder shall have been satisfied or waived by the financial institution(s) party to the Debt Agreement.

          6.3 CONDITIONS TO SELLER'S OBLIGATION TO CLOSE. The obligation of Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment, at or before Closing, of all of the conditions set forth below in this Section 6.3. Seller may waive in writing any or all of these conditions in whole or in part without prior notice.

          (a) The representations and warranties of Buyer contained in Article 4 shall be true and correct in all material respects on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date (except for representations and warranties which are as of a particular date, which shall be true and correct in all material respects as of such date), and Buyer shall have performed in all material respects its obligations and complied in all material respects with its agreements and covenants required by this Agreement to be performed or complied with on its part on or prior to the Closing Date.

          (b) Seller shall have received from Buyer a certificate dated as of the Closing Date and signed by an authorized officer of Buyer certifying Buyer's compliance with the conditions set forth in Section 6.3(a).

          (c) Each of the Transaction Agreements in substantially the forms set forth in the Exhibits hereto shall have been duly executed and delivered by the parties thereto other than Seller, Holdings, Crown Media United States, LLC, Hallmark Cards, Inc., Hallmark Entertainment Distribution, LLC and/or Hallmark Distribution, LLC (as the case may be) (save that immediately prior to Closing, the Amended Program License Agreement shall be amended as follows: (i) Schedule A and Schedule C thereto shall be amended and updated such that all pictures identified in Schedule A with Windows opening between 1st January 2005 and the

Closing Date shall be deleted from Schedule A and inserted in Schedule C and
(ii) the rights and obligations of the parties thereto contained therein shall be bifurcated between two separate agreements (the first being in relation to rights in the UK and Eire and the second being in relation to rights in the rest of the world (excluding the UK and Eire and the USA)).

          6.4 UNDERTAKINGS. Seller undertakes to use its reasonable best efforts to procure the fulfillment of the conditions specified in Section 6.1 and
Section 6.2 by April 30, 2005 (the "OUTSIDE DATE") and Buyer undertakes to use its reasonable best efforts to procure the fulfillment of the conditions set forth in Section 6.1 and Section 6.3 by the Outside Date, in each case subject to the extension as contemplated by Section 10.2(b). Seller shall keep Buyer advised of the progress towards the satisfaction of its obligations under this
Section 6.4 (and vice versa).

                                   ARTICLE 7

                                  THE CLOSING

          7.1 TIME AND LOCATION OF CLOSING. Subject to the fulfillment of all of the conditions specified in Article 8 (any or all of which may be waived in writing by the respective party whose performance is conditioned upon the satisfaction of such conditions), the purchase and sale of the Purchased Interests and the other transactions contemplated by this Agreement shall be consummated at a closing ("CLOSING") to be held at the offices of Ashurst, Broadwalk House, 5 Appold Street, London, EC2A 2HA at 10:00 A.M., local time, on the date falling five days following the date when all of the conditions specified in Article 6 shall have been fulfilled or waived (other than those conditions which by their nature are contemplated to be satisfied on the Closing
Date) or on such other date as the parties shall mutually agree (the "CLOSING DATE").

          7.2 ACTIONS BY SELLER AT CLOSING. At Closing, except as and to the extent required to be retained by Seller in connection with its performance of the Transition Services Agreement, Seller shall deliver to Buyer the following:

          (a) Membership interest powers or transfers in common form relating to the CMI Membership Interests, duly executed in favor of Buyer (or as Buyer may direct).

          (b) All certificates, if any, representing the CMI Membership Interests in proper form for transfer.

          (c) Stock powers or other transfers in common form relating to the CEL Shares, duly executed in favor of Buyer (or as Buyer may direct).

          (d) All certificates representing the CEL Shares in proper form for transfer.

          (e) Stock or membership interest powers or other transfers in common form of each share or membership interest in the Subsidiaries of CMI or CEL not registered in the name of any Group Company duly executed in favor of Buyer (or as it may direct).

          (f) All certificates, if any, representing the issued shares and membership interests in the capital of each of the Subsidiaries.

          (g) The stock or membership interest ledgers, certificates of incorporation, minute books, common seals, statutory books, share certificate books and other similar corporate books and records of each of CMI and CEL.

          (h) Certified copies of minutes or unanimous written consents of stockholders or members, if necessary, of Seller, Holdings and each Group Company, approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

          (i) The certificate described in Section 6.2(b).

          (j) Any waivers or consents by members of any Group Company or other persons which Buyer has specified prior to Closing solely so as to enable Buyer or its nominees to be registered as the holders of the Purchased Interests and any shares or interests of Subsidiaries.

          (k) Resignations effective upon Closing substantially in the form set forth on Exhibit M duly executed of all the directors and the secretary of any Group Company from their offices as director or secretary of any Group Company, containing a confirmation that they have no claims (whether statutory, contractual or otherwise) against any Group Company for compensation for loss of office or termination of employment or for unpaid remuneration or otherwise.

          (l) To the extent not in the possession of any Group Company, all original leases, title deeds and other material documents (or copies thereof in the event originals are not available) relating to the Properties.

          (m) To the extent not in the possession of any Group Company, copies of all bank mandates of each Group Company together with copies of statements of all bank accounts and all check books of each Group Company in current use together with cash book balances of each Group Company as at Closing with reconciliation statements reconciling such balances with the said bank statements.

          (n) To the extent not in the possession of any Group Company, all documents relating to the Business Intellectual Property in the possession of Seller, including, for the avoidance of doubt, any all certificates and documents of title and manuals.

          (o) To the extent not in the possession of any Group Company, all necessary books of account or references as to material customers and/or suppliers in the possession of Seller.

          (p) A non-foreign person affidavit from Seller in compliance with
Section 1445 of the Code and the Treasury Regulations issued thereunder) and, if required by a reputable title insurance company (the "TITLE COMPANY") in order to issue a leasehold policy insuring the Lease/issue a "Non-imputation" endorsement, an affidavit in favor of the Title Company containing such commercially reasonable and customary certifications reasonably required in order to issue the leasehold policy endorsement.

          (q) The Novation Agreements or the Guaranty and Indemnification Agreement, duly executed by Holdings or Hallmark Entertainment, Inc., as the case may be.

          7.3 RESOLUTIONS. Immediately following Closing (and prior to the resignations of the directors referred to in Section 7.2(k)), Seller shall procure the passing of board resolutions of each Group Company effective as of
Closing:

          (a) sanctioning for registration (subject where necessary to due stamping) transfers in respect of the Purchased Interests and any shares or membership interests to which Section 7.2(e) refers;

          (b) appointing new directors and secretary of each Group Company as Buyer directs; and

          (c) resolving that the registered office of each Group Company be changed as Buyer directs.

          7.4 ACTIONS BY BUYER AT CLOSING. At Closing, Buyer shall deliver to Seller the following:

          (a) The Cash Consideration in the manner set forth in Section 2.1(a).

          (b) The Novation Agreements or the Guaranty and Indemnification Agreement, duly executed by Buyer.

          (c) Certified copies of minutes or unanimous written consents of the board of directors and stockholders or members, if necessary, of Buyer approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

          (d) The certificate described in Section 6.3(b).

                                   ARTICLE 8

                                INDEMNIFICATION

          8.1 INDEMNIFICATION BY SELLER. Seller shall defend, indemnify and hold Buyer and each Group Company and their respective officers, directors, shareholders, partners, employees, representatives, agents, attorneys, licensees, Affiliates and assigns (the "INDEMNIFIED BUYERS") harmless from and against any and all claims, demands, actions or causes of action, assessments, judgments, awards, fines, sanctions, charges, damages, liabilities, losses, costs, interest, penalties, amounts paid in settlement and expenses (including, without limitation, reasonable attorney fees and expenses) ("LOSSES") which may be incurred or suffered by the Indemnified Buyers or any of them, arising out of or relating to (a) any breach of any representation or warranty made by Seller in this Agreement (other than any representation or warranty contained in Section 3.11 hereof), (b) any material failure on the part of Seller to perform any covenant or agreement in this Agreement (or any failure to make any payment in accordance with any express payment obligation set forth herein) or (c) any Retained Liabilities

(each, a "SELLER'S INDEMNIFICATION CLAIM"). Save (i) in the case of fraud (including, without limitation, fraudulent concealment) and (ii) in respect of the representations and warranties set forth in Sections 3.1, 3.2, 3.3 and 3.4, in no event will Seller have any liability with respect to any indemnification pursuant to (a) above where the Losses relating to any individual item (or group of related items) is less than $25,000 and until the total dollar amount of all such indemnification obligations that would otherwise be indemnifiable pursuant to such clause (a), when aggregated with all indemnification obligations indemnifiable by Crown Media Distribution, LLC pursuant to clause (a) of Section
9.1 of the Asset Purchase Agreement, shall exceed $750,000, in which event Seller will be liable from the first dollar for the whole amount and not only the excess; PROVIDED that (save in the case of clauses (i) and (ii) above) in no event shall Seller's aggregate liability in respect of clause (a) hereof, together with Crown Media Distribution, LLC's aggregate liability in respect of clause (a) of Section 9.1 of the Asset Purchase Agreement, in the aggregate exceed $70,000,000.

          8.2 INDEMNIFICATION BY BUYER. Buyer shall defend, indemnify and hold each Seller and its officers, directors, shareholders, partners, employees, representatives, agents, attorneys, licensees, Affiliates and assigns (the "INDEMNIFIED CM PARTIES") harmless from and against any and all Losses which may be sustained, incurred or suffered by the Indemnified CM Parties as a result of, arising out of or relating to (a) any breach of any representation or warranty made by Buyer in this Agreement, (b) any material failure on the part of Buyer to perform any covenant or agreement in this Agreement and (c) any Assumed Liabilities. Save in the case of fraud or fraudulent concealment, in no event shall Buyer's liability in respect of clause (a) hereof together with Buyer's aggregate liability in respect of clause (a) of Section 9.2 of the Asset Purchase Agreement, in the aggregate exceed $222,000,000.

          8.3 DEFENSE OF CLAIMS. If any claim is brought against any of the indemnified parties by a third party, and if such indemnified party intends to seek indemnity with respect thereto under this Article 8, such indemnified party shall promptly notify in writing Buyer or Seller, as the case may be, of such claim. If any indemnified party fails to provide the foregoing written notice in a timely manner, which failure to notify results in or otherwise gives rise to any material prejudice to the defense of such claim, the indemnified party or parties shall be deemed to have waived its or their rights to indemnification under this Article 8 from the indemnifying party or parties only to the extent of the prejudice suffered as a result of failure to timely notify.

          Upon receipt of such notice, the indemnifying party shall have 30 days to commence to undertake, conduct and control, through counsel of its own choosing and its sole cost and expense, the settlement or defense thereof, and the indemnified party shall cooperate in connection therewith (including, without limitation, providing to the indemnifying party, at the indemnifying party's request, and at no cost, any information and reasonable assistance from the indemnified party's staff which may be necessary for such settlement or defense); PROVIDED that:

          (a) without the indemnified party's consent, the indemnifying party shall not consent to the entry of any judgment or enter into any settlement that
(i) provides for an injunctive or equitable relief adversely affecting the indemnified party or (ii) materially adversely affects the goodwill of the business of the Group, PROVIDED, that at the time the indemnified party notified the indemnifying party as required by the first sentence of this Section 8.3, such notification shall have included a statement prepared in good faith by such indemnified party that it has determined on reasonable grounds that a judgment or settlement would be reasonably likely to materially adversely affect the goodwill of the Group, and PROVIDED, FURTHER, that in the event such indemnified party does not provide its consent (which consent shall not be unreasonably withheld) within 15 days of the indemnifying party's request for consent, the indemnifying party's Liability in respect of the Losses related to such judgment or settlement shall be limited solely to the amount for which such Losses could have reasonably been settled by the indemnifying party;

          (b) the indemnifying party shall permit the indemnified party to participate in such settlement or defense through counsel chosen by the indemnified party; PROVIDED that the fees and expenses of such counsel shall be borne by the indemnified party; and

          (c) the indemnifying party shall agree promptly to reimburse the indemnified party for the full amount of any loss, damage or third party costs incurred by the indemnified party as a result of such claim, but not including any attorney's fees or expenses of the indemnified party when the indemnifying party has assumed the defense and not including overhead or personnel costs of the indemnified party arising from cooperating with the indemnifying party; and so long as the indemnifying party is reasonably contesting any such claim in good faith, the indemnified party shall not pay or settle any claim. If the indemnifying party does not notify the indemnified party within 30 days after receipt of the indemnified party's written notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the indemnified party shall have the right to contest, settle or compromise the claim at the expense of the indemnifying party, PROVIDED that the indemnified party shall use its reasonable best efforts to minimize any Losses and shall act in good faith in contesting, settling or compromising such claim. Whether or not the indemnifying party will have assumed the defense, such party will not be obligated to indemnify the indemnified party for any settlement entered into without the indemnifying party's prior written consent, which consent will not be withheld unreasonably or delayed.

          (d) The foregoing provisions of Section 8.3 shall not apply to Tax matters, which instead shall be governed by Section 5.15(f).

          8.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties in this Agreement shall survive the Closing for a period of 21 months, except for the representations and warranties set forth in Section 3.11, which shall survive the Closing until close of business on the 30th day following the expiration of the applicable statute of limitations with respect thereto. The indemnification obligations of Sections 5.15(d), 8.1(c) and 8.2(c) shall survive the Closing until the expiration of the applicable statute of limitations (taking into account any extensions or waivers thereof) with respect thereto; and with respect to Section 5.15(d) an additional 30 days following such expiration. No claim may be brought for breaches or alleged breaches of any representations or warranties after the expiration of the survival period.

          8.5 LIMITATION ON RIGHTS. (a) Each party hereto acknowledges and agrees that the sole and exclusive remedy of such party hereto with respect to any and all claims for Losses of the types referred to in Section 8.1 and
Section 8.2 shall be pursuant to the indemnification provisions set forth in this Article 8 or in Section 10.14. In furtherance of the foregoing, each party hereby waives, and agrees to cause its Affiliates to waive, any and all rights, claims and causes of action they may have against any other party hereto or any Affiliate thereof arising under or based upon any statutory or common law or otherwise (except pursuant to the indemnification provisions set forth in this Article 8) to the extent relating to claims for Losses of the types referred to in Section 8.1 and Section 8.2; PROVIDED that nothing in this
Section 8.5 shall preclude a party from (i) bringing an action for specific performance or other available equitable remedy for a breach of covenant or agreement contained in this Agreement or (ii) pursuing remedies under applicable law for fraud or intentional misrepresentation. Nothing in this Section 8.5 shall relieve any party from any liability for fraud.

          (b) Losses shall not include lost profits or consequential, special, punitive, incidental or indirect damages, and no indemnifying party shall have any indemnification obligations with respect to such amounts. In addition, Seller shall have no indemnification obligation or liability with respect to any Loss resulting from any misrepresentation or breach of warranty if the conditions or facts giving rise to such misrepresentation or breach were fully and fairly disclosed or reasonably apparent to a reasonable person from the disclosure in this Agreement (including the schedules hereto) or were otherwise known to Buyer or its Affiliates to be a breach under this Agreement prior to or at the Closing (and in such event such misrepresentation or breach of warranty shall not constitute a breach of this Agreement).

          (c) The amount of any Losses for which indemnification is provided under this Article 8 shall be net of any amounts recovered by any indemnified party from third parties (including without limitation amounts recovered under insurance policies), and the indemnified party shall use reasonable efforts to recover such amounts from insurers and other third parties. Any indemnifying party shall be subrogated to the rights of the indemnified parties. An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto. For the avoidance of doubt, Buyer shall not be obliged to seek to recover such amounts from insurers and other third parties before seeking to recover any Losses from Seller under this Article 8. If any indemnified party receives an amount from an insurer or other third party in respect of Losses for which indemnification has been paid under this Article 8, the indemnified party shall promptly reimburse the indemnifying party so much of the amount originally paid by the indemnifying party as does not exceed the sum recovered from the insurer or other third party, less the indemnified party's reasonable costs of recovery.

          (d) The amount of any Losses for which indemnification is provided shall be reduced to take account of any net Tax benefit received by the indemnified party as a result of such indemnification (including, for the avoidance of doubt, any reduction in the corporation tax liability of any Group Company or Buyer or Affiliates of Buyer attributable to a compensation expense by way of corporation tax relief pursuant to schedule 23 of the Finance Act 2003, or otherwise, and further to any acquisition, release or vesting under any Benefit Plan), but with the intent that the indemnified party shall not be placed in any better or worse position (taking into account the time value of money) than it would have been in had the Losses giving rise to indemnification not arisen, and provided always that no party shall be obliged to organize its tax affairs differently to the manner in which it otherwise would have done.

          (e) Neither party hereto shall be liable to pay any Losses more than once with respect to a Loss resulting from the same facts, events or circumstances, even if and to the extent such facts, events or circumstances constitute both a matter accounted for in the post-closing purchase price adjustment set forth in Section 2.3, an Assumed Liability or a Retained Liability, as the case may be, and a breach of any representations and warranties or covenants for which a party shall or would but for this provision be obligated to pay Losses hereunder.

          8.6 INDEMNITY PAYMENTS. The parties agree that any indemnity payments pursuant to this Agreement and any payments pursuant to Section 5.14(d) will be treated for Tax purposes as an adjustment to the Purchase Price and that such treatment shall govern for purposes hereof except to the extent that the laws of a particular jurisdiction provide otherwise, in which case such payments shall be made in an amount sufficient to indemnify the relevant party on an after-Tax basis.

                                   ARTICLE 9

                             PROTECTION OF GOODWILL

          9.1 Seller hereby undertakes to procure that (except as otherwise agreed in writing with Buyer) none of Seller's Group will, either directly or indirectly, and either solely or jointly with any other person (either on its own account or as the agent of any other person), and in any capacity whatsoever:

          (a) for a period of three years from Closing, carry on or be engaged or (except as the holder of shares in a listed company which confer not more than five per cent of the votes which can generally be cast at a general meeting of the company) interested in a business that competes with the television business of the Group as conducted at Closing (PROVIDED, that the sale of programming shall not be deemed to be competitive), in any territory in the world except for the United States (the "TERRITORY");

          (b) for a period of 24 months from Closing, induce, solicit or endeavor to entice any Retained Employee to leave the service or employment of Buyer or any Group Company; PROVIDED, HOWEVER, that the foregoing restrictions shall not apply to any Retained Employee who was terminated by Buyer or the Group prior to the commencement of any such solicitation or to general solicitations of employment not specifically directed towards any employees of Buyer or Group; or

          (c) for a one year period (except for any such use other than in the Territory), use, in respect of services similar to those provided by the cable television network business of the Group conducted at Closing, any trade name (including the expression "Hallmark," "Crown" or the crown logo and any derivative) actively used by any member of the Group at Closing or trade name similar thereto.

          9.2 Seller agrees that the undertakings contained in this Article 9 are reasonable and are entered into for the purpose of protecting the goodwill of the business of each member of the Group.

          9.3 Each undertaking contained in this Article 9 is and shall be construed as separate and severable and if one or more of the undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade or unenforceable in whole or in part for any reason the remaining undertakings or parts thereof, as appropriate, shall continue to bind Seller.

          9.4 If any undertaking contained in this Article 9 shall be held to be void but would be valid if deleted in part or reduced in application, such undertaking shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

          9.5 Notwithstanding anything contained herein to the contrary, Buyer acknowledges and agrees that this Article 9 shall not apply to any acquirer of Seller or any Affiliate of Seller, but shall continue in full force and effect with respect to Seller's Group.

                                   ARTICLE 10

                               GENERAL PROVISIONS

          10.1 FURTHER ASSURANCES. Each of the parties hereto agrees to execute and deliver to the other party hereto, at any time and from time to time upon written request by such other party, such additional documents or instruments consistent herewith and to perform such further acts as such other party may reasonably require to fully effectuate the purposes and intent of this Agreement.

          10.2 TERMINATION. This Agreement may be terminated at any time prior to Closing, as follows:

          (a) by mutual written consent of Buyer and Seller duly authorized by their respective boards of directors;

          (b) by either of Buyer or Seller, if the Closing shall not have occurred on or before the Outside Date, PROVIDED, HOWEVER, that in the event that the conditions set forth in Section 6.1(a) or 6.1(c) shall not have been fulfilled but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then the Outside Date shall be extended by 60 days and, PROVIDED, FURTHER, that the right to terminate this Agreement under this
Section 10.2 shall not be available to the party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or resulted in, the failure of the Closing to occur on or before such date; PROVIDED, FURTHER, that in the event that such party is entitled to terminate this Agreement pursuant to an independent termination right under this Section 10.2, nothing contained herein shall prevent such party from terminating this Agreement pursuant to such independent right.

          (c) by either of Buyer or Seller if any order, injunction or decree preventing the consummation of the transactions contemplated hereby shall have been entered by any court of competent jurisdiction or Governmental Entity and shall have become final and non-appealable;

          (d) by Buyer if (i) there shall have been a breach of any representation or warranty on the part of Seller set forth in this Agreement or if any representation or warranty of

Seller shall have become untrue in either case such that the condition set forth in Section 6.2(a) would be incapable of being satisfied by the Outside Date (and for the purposes of this clause, any information provided by Seller pursuant to
Section 5.12 shall be deemed not to qualify Seller's representations and warranties) or (ii) there shall have been a breach or breaches by Seller of its respective covenants or agreements hereunder such that the condition set forth in Section 6.2(a) would be incapable of being satisfied by the Outside Date; or

          (e) by Seller if (i) there shall have been a breach of any representation or warranty on the part of Buyer set forth in this Agreement or if any representation or warranty of Buyer shall have become untrue in either case such that the condition set forth in Section 6.3(a) would be incapable of being satisfied by the Outside Date or (ii) there shall have been a breach or breaches by Buyer of its covenants or agreements hereunder such that the condition set forth in Section 6.3(a) would be incapable of being satisfied by the Outside Date.

          In each of the cases set out in clauses (a) to (e) above, the rights and liabilities of the parties which have accrued prior to termination (including without limitation, to the extent applicable, in respect of Article
8) shall continue to subsist and such termination shall be in addition to any other rights or remedies the terminating party may have against the other party.

          10.3 ARBITRATION. The parties hereto irrevocably agree that each and every controversy or claim arising out of, or in connection with or relating to this Agreement or the interpretation, performance or breach thereof shall be settled by binding arbitration under the rules then in effect of the American Arbitration Association or its successor and in accordance with applicable law but subject to the following agreed provisions. The arbitration shall be conducted in New York, New York, and the proceedings shall be kept confidential. Notice of papers or processes relating to any arbitration proceeding, or for the confirmation of award and entry of judgment on an award may be served on each of the parties by registered or certified mail at the addresses set forth in
Section 10.7. Each dispute shall be promptly adjudicated by a panel of three neutral arbitrators appointed as follows:

          (a) each party shall nominate an arbitrator, and the two arbitrators so appointed shall appoint a third arbitrator who shall act as president of the arbitral tribunal;

          (b) if either party fails to nominate an arbitrator within 30 days of receiving notice of the nomination of an arbitrator by the other party, such arbitrator shall at the request of that party be appointed by the American Arbitration Association;

          (c) if the two arbitrators to be nominated by the parties fail to agree upon a third arbitrator within 30 days of the appointment of the second arbitrator, the third arbitrator shall be appointed on the nomination of the American Arbitration Association at the written request of either party; and

          (d) should a vacancy arise because any arbitrator dies, resigns, refuses to act, or becomes incapable of performing his functions, the vacancy shall be filled by the method by which that arbitrator was originally appointed.

          All arbitrators shall be of good reputation and character and shall be highly knowledgeable of entertainment industry matters. Seller shall pay one-half of the arbitrators' expenses and Buyer shall pay one-half. The parties shall pay their own legal expenses. The arbitrators shall provide a reasoned opinion supporting their conclusion, including detailed findings of fact and conclusions of law. Such findings of fact shall be final and binding on the parties but such conclusions of law shall be subject to appeal in any court of competent jurisdiction. The arbitrators may award damages and/or permanent injunctive relief, but in no event shall the arbitrators have the authority to award punitive or exemplary damages. Notwithstanding anything to the contrary in this Section 10.3, either party may apply to a court of competent jurisdiction for relief in the form of a temporary restraining order or preliminary injunction, or other provisional remedy pending final determination of a claim through arbitration in accordance with this Section 10.3. If proper notice of any hearing has been given, the arbitrators will have full power to proceed to take evidence or to perform any other acts necessary to arbitrate the matter in the absence of any party who fails to appear.

          10.4 SUCCESSORS AND ASSIGNS. (a) This Agreement is personal to the parties and accordingly (subject to Sections 10.4(b) and 10.4(c)) no party without the prior written consent of the others shall assign, transfer or declare a trust of the benefit of all or any of the other party's obligations nor any benefit arising under this Agreement. Notwithstanding anything contained herein to the contrary, at no time shall any such assignment relieve such assigning party of any of its obligations or agreements hereunder unless expressly agreed to in writing by the other party hereto in its sole discretion.

          (b) Any party may (without the consent of the others) assign to an Affiliate the benefit of all or any of the parties' obligations or any benefit it enjoys under this Agreement PROVIDED, HOWEVER, that such assignment shall not be absolute but shall be expressed to have effect only for so long as the assignee remains an Affiliate and that immediately before ceasing to be an Affiliate the assignee shall assign the benefit to an Affiliate of the party concerned.

          (c) Buyer may (without the consent of the others) assign and/or charge all or any of its rights under this Agreement by way of security to any bank(s) and/or holders of debt securities and/or financial institutions(s) and/or hedge counterparties and/or any other person lending money or making other banking facilities available to Buyer or any Affiliate of Buyer in connection with the acquisition of the Purchased Interests and/or any refinancing of the existing debt of any Group Member or to any financiers who provide funds on or in connection with any subsequent refinancing of such funding or to any person from time to time appointed by any financier to act as security trustee on behalf of such financier; without limitation to the foregoing, any such person or financier may assign such rights on any enforcement of the security under such finance arrangements without the further consent of any party to this Agreement.

          For purposes of this Section 10.4, "AFFILIATE" shall mean with respect to any Person, any other Person that from time to time, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

          10.5 NO WAIVER. No waiver by either party hereto of any breach of any covenant, agreement, representation or warranty hereunder shall be deemed a waiver of any preceding or succeeding breach of the same. The exercise of any right, power or privilege granted to either party herein shall not operate as a waiver of any default or breach on the part of the other party hereto nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Each and all of the several rights and remedies of either party hereto under this Agreement shall be construed as cumulative and no one right as exclusive of the others.

          10.6 ENTIRE AGREEMENT; AMENDMENTS. This Agreement, including the exhibits attached hereto, and the Transaction Agreements, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior or contemporaneous written or oral agreements, arrangements, understandings, representations and correspondence between them or any of their related entities or Affiliates with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or Closing, in accordance with its terms. No change, modification, alteration, amendment or agreement to discharge in whole or in part, or waiver of any of the terms and conditions of this Agreement, shall be binding upon either party, unless the same shall be made by a written instrument signed and executed by the authorized representatives of each party, with the same formality as the execution of this Agreement.

          10.7 NOTICES. All notices, requests, demands and other communications given or made hereunder or in connection with the matters contemplated by this Agreement, shall be in writing made by personal service, or sent by certified mail, return receipt requested, postage prepaid, by overseas courier or by facsimile addressed as follows, or to such other address as may hereafter be designated in writing by the respective parties hereto, and shall be deemed received when delivered to the designated address or, if sent by facsimile, when received as evidenced by a fax confirmation of such receipt:

          (a) if to Seller or Holdings, to:

              Crown Media Holdings, Inc.
              12700 Ventura Boulevard, Suite 100
              Studio City, California  91604
              Attention:  Charles L. Stanford, General Counsel
              Telephone:  (818) 755-2469
              Facsimile:  (818) 755-2461

              with a copy to:

              Wachtell, Lipton, Rosen & Katz
              51 West 52nd Street
              New York, New York  10019
              Attention:  James Cole, Jr., Esq.
              Telephone:  (212) 403-1000
              Facsimile:  (212) 403-2000

          (b) if to Buyer, to:

              with copies to:

              Providence Equity Partners

              78 Brook Street, London W1Y1YD
              Attention:  Bis Subramanian, Esq.
              Telephone:  +44(0) 20 7514 8800
              Facsimile:  +44(0) 20 7629 2778

              3i Group PLC
              91 Waterloo Road
              London SE1 8XP
              Attention:  David Osborne
              Telephone:  +44 20 7928 3131
              Facsimile:  +44 20 7928 0058

              Ashurst
              Broadwalk House
              5 Appold Street
              London EC2A 2HA
              Attention:  Stephen Lloyd, Esq.
              Telephone:  +44 20 7638 1111
              Fascimile:  +44 20 7638 1112

          10.8 GOVERNING LAW. This Agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this Agreement or its formation) shall be governed and construed in accordance with the laws of the State of New York without reference to such State's principles of conflicts of law.

          10.9 PUBLICITY. Prior to Closing, each party hereto agrees not to issue any press release or otherwise make any public statement in any general circulation medium with respect to the transactions contemplated by this Agreement, without the consent, which shall not be unreasonably withheld or delayed, of the other party hereto; PROVIDED, HOWEVER, that the parties hereto may, without the consent of the other, make any disclosures required to comply with applicable law or the regulations of any securities exchange or national securities association.

          10.10 SECTION HEADINGS. The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

          10.11 SEVERABILITY. If any provision of this Agreement is held or deemed to be or is or becomes, in fact, inoperative, illegal or unenforceable as applied in any particular case under any constitution or statute or rule of public policy of any jurisdiction:

          (a) the operation, legality and enforceability under the constitution or statute or rule of public policy of that jurisdiction of any other provision; and

          (b) the operation, legality and enforceability under the constitution or statute or rule of public policy of any other jurisdiction of that or any other provision shall not be affected or impaired in any way.

          10.12 NO THIRD PARTY BENEFICIARIES. This Agreement is for the sole benefit of the parties hereto and their permitted assigns, and nothing herein express or implied is intended to, or shall be construed to, provide or create any legal or equitable rights or benefits to any Person other than the parties hereto.

          10.13 COUNTERPARTS. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Any party may enter into this Agreement by executing a counterpart and this Agreement shall not take effect until it has been executed by all parties.

          10.14 GUARANTEE.

          (a) GENERAL. Holdings hereby unconditionally and irrevocably guarantees without offset or limitation, as primary obligor and not merely as surety, the due, punctual and full (i) payment of all amounts for which Seller is liable under this Agreement and (ii) performance of all covenants, terms and conditions for the performance of, or compliance with, which Seller is liable under this Agreement. This is a continuing guarantee and shall remain in full force and effect in accordance with the terms hereof until all of Seller's obligations under the this Agreement have been finally and indefeasibly performed in full. This is a guarantee of payment, performance and compliance and not of collectibility, and is in no way conditioned or contingent upon any attempt to collect from or enforce performance or compliance by any person or to exercise or assert any right or remedy, or upon any other event, contingency or circumstance whatsoever, and shall be binding upon and against Holdings irrespective of any breach of the first sentence of Section 3.1 to the extent relating to Seller, or of Section 3.3, or any incapacity or change in the articles of incorporation or bylaws of, or any reorganization or consolidation of Holdings.

          (b) OBLIGATIONS UNCONDITIONAL. Holdings acknowledges that its obligations hereunder are absolute and unconditional, notwithstanding any dispute or controversy among the parties arising in connection with this Agreement or otherwise. Without limiting the generality of the foregoing, the obligations of the Holdings hereunder shall not be released, discharged or otherwise affected by (i) the amendment or modification of this Agreement (except that the Holdings' obligations shall apply to this Agreement as amended or modified), (ii) any failure, omission or delay to assert any claim or demand or to enforce any remedy under, or any waiver, exercise or nonexercise by any person of any right, remedy, power or privilege under, this Agreement (in each case except as may be expressly stipulated by the terms of this Agreement to have such effect), (ii) any assignment, conveyance, mortgage or other transfer of all or any part of the rights, obligations or interests of Buyer or Seller under this Agreement, (iv) any voluntary or involuntary bankruptcy, insolvency, liquidation, dissolution, sale of assets, marshalling, receivership, assignment for the benefit of creditors, winding up or similar proceeding with respect to any of Buyer, Seller or Holdings, (v) any rejection of any of this Agreement in a bankruptcy or insolvency proceeding, (vi) any failure or delay in the fulfillment of any of Seller's obligations under this Agreement, (vii) any action to obtain or enforce any judgment or the satisfaction of any judgment for partial payment or performance (except to the extent of such payment or performance), (viii) any merger or consolidation of any of Buyer, Seller or Holdings, or any other corporate change in any thereof, or any sale, lease or transfer of any of the assets of any thereof, or any change in the ownership of any equity interests in any thereof, (ix) any default, failure, breach or delay in performance by Seller of any obligations under this Agreement, (x) any other circumstance or occurrence which might otherwise constitute a legal or equitable defense or discharge of the liabilities of a Holdings or indemnitor, or (ix) any counterclaim, set off, deduction, or defense which Holdings may have against Buyer and in no event may Holdings assert (and Holdings hereby agrees not to assert) as a counterclaim, set off, deduction or defense to the obligations of Holdings hereunder any claim that Holdings may have against Buyer, other than any counterclaim, set off, deduction or defense that Seller or Holdings may have in respect of any matter giving rise to the relevant claim under this Section 10.14.

          (c) WAIVER AND ACKNOWLEDGEMENT. Holdings waives diligence, promptness, presentation to, demand of payment or performance from and protest to any person or entity of any obligations under this Agreement and any requirement that Buyer exhaust any right or take any action against Seller or any other person, in each case except as may otherwise be required by this Agreement. Buyer shall have the right to bring suit directly against Holdings prior to, concurrently with, or without bringing any suit against any other person.

          (d) SUBROGATION; SUBORDINATION. Holdings shall not be entitled to receive payment in respect of any claim arising from payment or performance by Holdings pursuant to the terms of this guaranty, and any such claim shall be subordinate to, and junior in right of payment of, Seller's obligations under this Agreement until all obligations hereunder shall be finally and indefeasibly paid in full and satisfied.

          (e) PROVISO. Notwithstanding any other provision of this Agreement to the contrary, Holdings shall not be liable under this Agreement for the payment or performance of any obligation unless, and except to the extent that, Seller is liable to Buyer for the payment or performance of such obligation, and Holdings shall have the benefit of, and be entitled to assert as a defense, offset, counterclaim or deduction to the claims of Buyer against Holdings, all claims of Seller or Holdings against Buyer and all obligations of Buyer to Seller or Holdings to the extent only that such claims or obligations do not arise or have not arisen in connection with the Transition Services Agreement, the NOC Agreement, or the Transponder/Uplink Agreement, or transactions entered into, or services provided, in the ordinary course of business after the Closing Date between Buyer or Buyer's Affiliates and Seller or Holdings, as the case may be.

          (f) INDEMNITY. Holdings hereby agrees to indemnify and hold harmless the Indemnified Buyers from and against any and all Losses imposed upon or incurred by the Indemnified Buyers resulting from or arising directly or indirectly out of failure by Seller to duly, punctually and fully (i) pay all amounts for which Seller is liable under this Agreement and (ii) perform all covenants, terms and conditions for the performance of, or compliance with, which Seller is liable under this Agreement.

          (g) AUTHORIZATION AND VALIDITY OF AGREEMENT. Holdings hereby represents and warrants to Buyer that Holdings has all requisite power and authority to execute and deliver this Agreement solely with respect to this
Section 10.14 and to carry out and perform its obligations under this Section 10.14. The execution, delivery and performance by Holdings of this Agreement have been duly and validly authorized by all necessary action of Holdings and no other action on the part of Holdings is necessary for the authorization, execution, or delivery by Holdings of this Agreement or Holding's performance under this Section 10.14. This Agreement has been duly executed and delivered by Holdings and, assuming the due authorization, execution and delivery by Buyer constitutes the valid and binding obligation of Holdings with respect to this Section 10.14 enforceable against Holdings in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies).

          10.15 NO SET-OFF. All amounts due under this Agreement shall be paid in full without any deduction or withholding save as may be required by law and neither Buyer nor Seller shall be entitled to any set-off or counterclaim as against the other in respect of any amount so due under this Agreement, except to the extent that such deduction or withholding or set-off or counterclaim does not arise or have not arisen in connection with the Transition Services Agreement, the NOC Agreement or the Transponder/Uplink Agreement or transactions entered into, or services provided in the ordinary course of business after the Closing Date between Buyer or Buyer's Affiliates and Seller or Holdings, as the case may be.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                    CM INTERMEDIARY, LLC


                                    By:        /s/ William J. Aliber
                                        _______________________________________
                                        Name:  William J. Aliber
                                        Title: Executive Vice President and
                                               Chief Financial Officer



                                    BAGBRIDGE LIMITED


                                    By:        /s/ David Elstein
                                        _______________________________________
                                        Name:  David Elstein
                                        Title: Director



                                    CROWN MEDIA HOLDINGS, INC.


                                    By:        /s/ William J. Aliber
                                        _______________________________________
                                        Name:  William J. Aliber
                                        Title: Executive Vice President and
                                               Chief Financial Officer